Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

LTC GLOBAL, INC.,

as Buyer,

and

UNITED INSURANCE GROUP AGENCY, INC.,

the Company

and

PENN TREATY AMERICAN CORPORATION,

as Seller

Dated as of November 5, 2008

TABLE OF CONTENTS

Table of Contents

Page

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 PURCHASE AND PURCHASE PRICE	10
2.1 Purchase and Sale	10
2.2 Purchase Price	10
ARTICLE 3 CLOSING	10
3.1 Closing Date	10
3.2 Payment on the Closing Date; Subsequent Payments	10
3.3 Buyer’s Additional Closing Date Deliveries	11
3.4 Seller’s Closing Date Deliveries	11
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY	13
4.1 Organization; Qualification; Good Standing	13
4.2 Authorization for Agreement	13
4.3 Enforceability	14
4.4 Capitalization; Subsidiaries and Affiliates	14
4.5 Matters Affecting Shares; Title to Shares	15
4.6 No Conflicts	15
4.7 No Proceedings	16
4.8 Financial Statements	16
4.9 Liabilities and Obligations	16
4.10 Taxes	16
4.11 Licenses	18
4.12 Real Property	19
4.13 Title to Property	20
4.14 Tangible Personal Property	20
4.15 Intellectual Property	20
4.16 Contracts	21
4.17 Employees and Labor Relations	23
4.18 Benefit Plans	24
4.19 Absence of Certain Changes	26
4.20 Environmental Matters	27
4.21 Accounts Receivable	28
4.22 No Default, Violation or Litigation	28
4.23 Agency Operation	29
4.24 Regulatory Filings	30
4.25 Producers	30
4.26 Commission Rights	30
4.27 Insurance Contract(s)	31
4.28 Insurance on the Company	31
4.29 Transactions with Affiliates	32
4.30 Entire Business	32

i

4.31 Accounts	32
4.32 Chief Executive Office	32
4.33 Advances, Loans or Extensions	32
4.34 Solvency	32
4.35 Fairness of Consideration	32
4.36 Creditors	33
4.37 Brokers	33
4.38 Commission Income	33
4.39 Information Security	33
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	33
5.1 Organization of Buyer	33
5.2 Authority of Buyer	33
5.3 No Conflicts	33
5.4 Brokers	34
5.5 Financing	34
ARTICLE 6 ACTION PRIOR TO THE CLOSING DATE	34
6.1 Preserve Accuracy of Representations and Warranties	34
6.2 Consents of Third Parties; Governmental Approvals	34
6.3 Investigation by Buyer	35
6.4 Operations Prior to the Closing Date	35
6.5 Employee Matters	35
6.6 Certain Restrictions	36
6.7 No Impairment of Commission Rights	38
6.8 No Negotiation	38
6.9 Update of Schedules	39
6.10 Indebtedness and Selling Expenses	39
ARTICLE 7 ADDITIONAL AGREEMENTS	39
7.1 Apportionment of Taxes	40
7.2 Transfer Taxes	40
7.3 Post-Closing Remittances	40
7.4 Public Announcements	40
7.5 Confidentiality; Non-Solicitation	41
7.6 Cooperation in Transition and Transfer of Data	41
7.7 Assignments and Consents	41
7.8 Severance Policies	43
7.9 Escrow Agreement	43
7.10 Further Assurances	43
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	43
8.1 Representations and Warranties	43
8.2 Performance	43
8.3 No Material Adverse Change	43
8.4 Closing Certificate	43
8.5 Orders and Laws	43
8.6 Regulatory Consents and Approvals	44
8.7 Third Party Consents	44
8.8 Licenses	44

ii

8.9 Deliveries	44
8.10 Casualty	44
8.11 Affiliate Transactions	44
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER	44
9.1 Representations and Warranties	44
9.2 Performance	45
9.3 Officers’ Certificate	45
9.4 Orders and Laws	45
9.5 Regulatory Consents and Approvals	45
9.6 Deliveries	45
ARTICLE 10 INDEMNIFICATION	45
10.1 Indemnification by the Seller	45
10.2 Indemnification by Buyer	46
10.3 Survival of Representations and Warranties; Limitations	47
10.4 Indemnification Procedures	48
10.5 Treatment of Indemnification Payments	50
10.6 Payment	50
10.7 Exclusive Remedy	50
ARTICLE 11 GENERAL PROVISIONS	50
11.1 Notices	50
11.2 Successors and Assigns	51
11.3 Entire Agreement; Amendments	51
11.4 Interpretation	51
11.5 Waivers	52
11.6 Partial Invalidity	52
11.7 Execution in Counterparts	52
11.8 Governing Law	52
11.9 Payment of Expenses	52
11.10 No Strict Construction	52

Exhibit A	Seller Note
Exhibit B	Pledge Agreement
Exhibit C-1	PT Insurers Assignment of Commission Rights
Exhibit C-2	CNA Assignment of Commission Rights
Exhibit C-3	UHC Assignment of Commission Rights
Exhibit C-4	Aegon Assignment of Commission Rights
Exhibit C-5	BCBSM Assignment of Commission Rights

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of November 5, 2008, among United Insurance Group Agency, Inc. a Michigan corporation (the “Company”), LTC Global, Inc., a Nevada corporation (“Buyer”), and Penn Treaty American Corporation, a Pennsylvania corporation (the “Seller”).

WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, the Seller desires to sell to Buyer and Buyer desires to purchase from the Seller all of the Shares, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound, it is hereby agreed among the parties hereto as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following terms have the meanings specified or referred to in this Article 1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accounts Receivable” means all accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments of any kind, including all accounts receivable arising from Commission Rights, notes receivable from customers, vendor credits and all other obligations with respect to sales of goods or services whether or not evidenced by a note and including any rights with respect to any third party collection procedures.

“Aegon Companies” has the meaning specified in Section 7.7(b)(iii).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax law).

“Agreement” means this Stock Purchase Agreement, as the same may be amended and supplemented from time to time.

“Applicable Interest Rate” means the rate of interest published by the Wall Street Journal as the prime rate on the last publication date immediately before the date of determination plus two percent (2%).

“Assignment of Commissions” means, with respect to Commission Rights, an assignment executed by the Company, any of its Subsidiaries or any of their respective Affiliates, as the case may be, Buyer or its Affiliates and the related Insurance Company, in a form reasonably acceptable to Buyer (unless otherwise provided).

“Audits” has the meaning specified in Section 4.10(d).

“Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2008, included in Schedule 4.8.

“Basket” has the meaning specified in Section 10.3(c).

“BCBSM” has the meaning specified in Section 7.7(b)(iv).

“Benefit Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, supplemental retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation or sick day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation, supplemental unemployment benefit, or other insurance, severance, separation or other employee benefit plan, program, agreement, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, established or to which contributions have at any time been made by the Company or any of its Subsidiaries, or any predecessor, or under which any employee, former employee or director of the Company or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Business” means the business carried on by the Company and its Subsidiaries on or prior to the date hereof which includes acting as an agent for the sale of life and health insurance.

“Business Day” means any day, other than a Saturday or Sunday, on which banks in New York City are open for business.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Group Member” means Buyer and its Affiliates, the Company and its Affiliates (after the Closing) and their respective directors, officers, employees, agents, attorneys and consultants and their successors and assigns.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and the rules and regulations promulgated thereunder.

“Closing” has the meaning specified in Section 3.1.

2

“Closing Date” has the meaning specified in Section 3.1.

“CNA Companies” has the meaning specified in Section 7.7(b)(i).

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

“Commission Rights” means any and all right, title and interest of the Company, any of its Subsidiaries or any of their respective officers or directors in or to any commission payments or other compensation payable by any Insurance Company or any other insurance company including, but not limited to, any right to receive first year, new, renewal, contingent or override commission payments, overage, bonuses, service fees or other similar payments either received or due and owing from any party in connection with the solicitation, sale, production, administration, or servicing of insurance, annuities or investment products.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Confidential Customer Information” means any information pertaining to customers, including but not limited to names, addresses, phone numbers, Social Security numbers, consumer reports, information derived from consumer reports and compilations of such records, individual and personally identifiable demographic information, individual and personally identifiable mental or physical health information, individual and personally identifiable behavioral information, and or other personally identifiable information.

“Confidential Information” means non-public information concerning financial data, strategic business plans, customer lists, Confidential Customer Information, information relating to governmental relations, discoveries, practices, processes, methods, marketing plans and other material non-public, proprietary and confidential information of the Company and its Subsidiaries that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to a third party under no duty of secrecy or confidentiality to any Person.

“Consent” means all consents, assignments or other instruments from the landlord under the Amended and Restated Lease, dated May 24, 2007, by and between the Company and MCOP#2 LLC, as amended, necessary to avoid any breach, default or violation of such lease as a result of the consummation of the transactions contemplated by this Agreement.

“Contracts” means, with respect to any Person, any indentures, indebtedness, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties are bound.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, provincial, local or other court or tribunal or any administrative body and any award in any arbitration proceeding.

3

“Employment and Withholding Taxes” means all federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar Taxes, and all Taxes required to be withheld by or on behalf of the Company and any of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, in each case, on or in respect of the Business or assets thereof.

“Encumbrance” means any lien (including any Tax lien), claim, encumbrance, charge, security interest, mortgage, pledge, easement, option, conditional sale or other title retention agreement, defect in title, covenant or any other restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and any rights or privileges capable of becoming any of the foregoing.

“Environmental Laws” means all Requirements of Law or Court Orders addressing or relating to the environment, the protection of the environment, health or safety (including occupational health and safety), product safety, product liability and generation, storage, transportation, handling, recycling and disposal of Hazardous Substances, including but not limited to the Clean Air Act (42 U.S.C. § 7401 et seq.), Clean Water Act (42 U.S.C. § 1251 et seq.), CERCLA, OSHA and RCRA and any state equivalent or counterpart thereof, whether now existing or hereafter adopted or amended, and applicable common law relating thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, any amendment thereto, any successor statute, and any regulations promulgated thereunder.

“Escrow Agent” has the meaning specified in Section 3.2(c).

“Escrow Agreement” has the meaning specified in Section 3.2(c).

“Escrow Amount” has the meaning specified in Section 3.2(c).

“Expenses” means any and all costs, fees and expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and fees and disbursements of legal counsel, paralegals, investigators, expert witnesses, accountants and other professionals) and shall include those incurred in connection with the enforcement of this Agreement, including without limitation the indemnification provisions of Article 10.

“Financial Statements” has the meaning specified in Section 4.8.

“Fundamental Representations” has the meaning specified in Section 10.3(b).

“GAAP” means United States generally accepted accounting principles which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein.

“Governmental Body” means any foreign, federal, state, provincial, regional, municipal, local or other governmental or administrative authority or regulatory body.

4

“Hazardous Substance” means any waste (including, without limitation, non-hazardous waste), pollutant, contaminant, dangerous goods, material or substance which is or may be dangerous, hazardous or toxic, or which could otherwise pose a risk to health, safety or the environment or which is regulated, prohibited or controlled pursuant to or the subject of any Environmental Laws.

“Income Tax” shall mean any Tax based upon or computed with respect to net income or profits.

“Indebtedness” means, with respect to any Person (whether contingently or otherwise, as obligor or guarantor), without duplication: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) all obligations evidenced by debentures, notes, bonds, mortgages or other debt instruments, debt securities or similar instruments; (iii) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, (iv) all purchase money obligations of such Person, (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing, (vi) any and all obligations, whether issued or assumed, contingent or otherwise with respect to the deferred purchase price of equity interests, assets or any other property, including in the form of unpaid earn-outs; (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above and (viii) for clauses (i) through (vi) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments or termination of such Indebtedness on the Closing Date.

“Indemnification Claim Notice” has the meaning specified in Section 10.4(a).

“Indemnified Party” has the meaning specified in Section 10.4(a).

“Indemnifying Party” has the meaning specified in Section 10.4(a).

“Indemnity Cap” has the meaning specified in Section 10.3(d).

“Initial Purchase Price” has the meaning specified in Section 2.2.

“Installment Purchase Price” has the meaning specified in Section 2.2.

“Insurance Company(ies)” means, collectively, the insurance companies listed in Schedule 4.27.

“Insurance Contract(s)” means, with respect to any of the Commission Rights, all contracts and agreements between the Company (and/or its Affiliates) and the applicable Insurance Company which provide for or in any way address or affect such Commission Rights.

“Insurance Policies” means all insurance policies the sale or renewal of which gave rise to the Commission Rights. The term “Insurance Policy” means any of the Insurance Policies, as the usage dictates.

5

“Intellectual Property” means all of the following owned by, issued to, or licensed to the Company and/or its Subsidiaries or used in connection with or relating to the operation of the Business, along with all associated income, royalties, damages and payments due from or payable by any third party (including, without limitation, damages and payments for past, present, or future infringements or misappropriations thereof), all other associated rights (including, without limitation, the right to sue and recover for past, present, or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names and business names and any derivation of any of the foregoing and all registrations and applications for registration thereof, together with all goodwill associated therewith; (iii) copyrights and works of authorship, and all registrations and applications for registration thereof; (iv) computer software (including, without limitation, data, data bases and related documentation); (v) trade secrets, confidential information, and proprietary data and information (including, without limitation, compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer lists, customer and policy information, pricing information, commission schedules, Producer information, claims history and related information; (vi) all other intellectual property rights; and (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium), including, without limitation, in the case of each of the foregoing items (i) through (vi), the items set forth in Schedule 4.15.

“Knowledge” with respect to an individual means that an individual shall be deemed to have knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter, or (b) a reasonably prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation, warranty or other statement contained in this Agreement to which the qualification of Knowledge applies.

With respect to a Person, other than an individual, such Person shall be deemed to have Knowledge of a particular fact or other matter if a director, officer or manager of that Person has Knowledge of that fact or other matter.

“Leased Real Property” means all real property leased or subleased by the Company or any of its Subsidiaries together with any options to purchase the underlying property and leasehold improvements thereon, and all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases.

“Legal Proceeding” means any action, suit, arbitration, claim or investigation by or before any Governmental Body, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

6

“Licenses” means all licenses, permits, certificates of authority, variances, authorizations, approvals, registrations, franchises, orders and similar consents issued by any Governmental Body or other Person.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, damages, expenses (including, without limitation, costs of investigation and reasonable attorneys’, accountants’ and other professionals’ fees), deficiencies or other charges (together with interest and penalties thereon, if any). Losses will not include punitive damages unless such punitive damages are awarded to an unaffiliated third party.

“LTCi” means Long Term Care insurance.

“Major Representations” means the representations and warranties set forth in Sections 4.10 (Taxes), 4.18 (Benefit Plans) and 4.20 (Environmental Matters).

“Material Adverse Change” means any change, effect, event, occurrence, state of facts or development (an “Event”) that materially adversely affects the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a “Material Adverse Change” shall not include any Events directly or indirectly resulting from: (i) changes or conditions generally affecting the businesses or industries in which the Company and its Subsidiaries operate, to the extent such changes or conditions do not disproportionately impact the Company and its Subsidiaries, taken as a whole, (ii) condition of or changes in general economic or regulatory conditions (including calamities, the outbreak or escalation of hostilities or acts of war or terrorism), to the extent such conditions do not disproportionately impact the Company and its Subsidiaries, taken as a whole, (iii) changes or conditions generally affecting the financial, securities or credit markets, to the extent such changes or conditions do not disproportionately impact the Company and its Subsidiaries, taken as a whole, (iv) any failure, in and of itself, by the Company to meet any projections, forecasts, revenue or earnings estimates for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excludable may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Change), (v) changes in GAAP, applicable law or accounting standards (or interpretations thereof) or accounting estimates of existing contingent liabilities under GAAP, (vi) any litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, or (vii) changes in any analyst’s recommendations, any corporate default or equivalent credit ratings (whether by Moody’s, Standard & Poor’s or other recognized credit rating agencies) or any other recommendations or ratings as to Company or Seller, as the case may be, or their respective Subsidiaries (including, in and of itself, any failure to meet analyst projections).

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Body.

7

“Pledge Agreement” has the meaning specified in Section 3.2(a).

“Pre-Closing Taxes” has the meaning specified in Section 7.1.

“Proceeding” has the meaning specified in Section 10.4(a).

“Producer” means each agent, general agent, broker, employee, consultant, producer, financial institution and other Person which markets products by, through or on behalf of the Company or any of its Subsidiaries.

“PT Insurers” means, collectively, Penn Treaty Network America Insurance Company, American Network Insurance Company and American Independent Network Insurance Company.

“Purchase Price” means an amount equal to the sum of the Initial Purchase Price, the Installment Purchase Price and the amount payable pursuant to the terms of the Seller Note.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, disposing or dispersion, or threat thereof, of a Hazardous Substance into the indoor or outdoor environment or into or out of any personal or real property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater, and the abandonment or discarding of tanks, drums, barrels, containers, and other receptacles which contain or contained a Hazardous Substance.

“Requirements of Law” means any laws, statutes, regulations, rules, codes, by-laws, guidelines, directives, standards, policies, interpretations, orders, decrees or ordinances and other requirements enacted, adopted, issued or promulgated by any Governmental Body.

“Representatives” has the meaning specified in Section 6.3.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Group Member” means the Seller and its Affiliates and their respective directors, officers, employees, agents, attorneys and consultants and their successors and assigns.

“Seller Note” has the meaning specified in Section 2.2.

“Selling Expenses” means all costs, fees and expenses of the Company, or incurred by the Company on behalf of any of its stockholders, in each case incurred in connection with the consummation of the transactions contemplated hereby (whether incurred prior to or after the date hereof) including, without limitation, (a) any brokerage fees, commissions, finders’ fees, investment banking fees or financial advisory fees, (b) the fees and expenses of advisors and consultants and (c) all bonuses and similar payments related to the sale of the Company, including any deferred compensation and vested severance obligations.

8

“Shares” has the meaning specified in the first recital of this Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair market value of the property of such Person is greater than the total amount of its liabilities, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person neither believes nor reasonably should believe that it will incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital.

“Straddle Period” has the meaning specified in Section 7.1.

“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to select a majority of the board of directors or other individuals serving similar functions are at the time directly or indirectly owned or controlled by such Person.

“Tangible Personal Property” means all furniture, fixtures, equipment, machinery, vehicles, spare parts and supplies, computers and related equipment, telephones and related equipment and all other tangible personal property, including any of the foregoing which have been purchased subject to any conditional sales or title retention agreement in favor of any other Person.

“Taxes” means (A) all federal, state, local, municipal, territorial or foreign or other taxes, imposts, rates, levies, assessments and government fees, charges or dues levied, assessed or imposed against the Company, any of its Subsidiaries or the Business, including all income, capital gains, sales, excise, use, property, capital, goods and services, business transfer, value added, Employment and Withholding Taxes, privilege, franchise, license and school taxes and custom and import duties, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return, and includes all interest, fines, penalties, or additions to tax with respect thereto, (B) any liability for the payment of any amounts of the type described in clause (A) as a result of any Person being or ceasing to be a member of an Affiliated Group or being included or required to be included in any Tax Return related thereto and (C) any liability of the Company for the payment of any amounts of the types described in clauses (A) or (B) as a result of any express or implied obligation to indemnify, assume or succeed to the liability of any other Person under any Contract (including tax sharing agreements), pursuant to any Requirements of Law or otherwise.

“Tax Return” means any return, report, form, election, notice or similar statement required to be filed with respect to any Taxes (including any related or supporting schedules, statements, exhibits, attachments or information with respect thereto), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means any federal, state, provincial, local, foreign or other Governmental Body responsible for any Tax.

9

“Transfer Taxes” has the meaning specified in Section 7.2.

“UHC Companies” has the meaning specified in Section 7.7(b)(i).

“WARN Act” has the meaning specified in Section 4.17(d).

ARTICLE 2

PURCHASE AND PURCHASE PRICE

2.1       Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties made by the Seller to Buyer in this Agreement, at the Closing, the Seller shall sell the Shares to Buyer and Buyer shall purchase and receive the Shares from the Seller, free of all Encumbrances.

2.2       Purchase Price. In full consideration for the transfer of the Shares, (A) Buyer shall pay to Seller at the Closing as set forth in Section 3.2(a) an aggregate amount equal to $1,000,000 (the “Initial Purchase Price”); (B) Buyer shall pay to Seller in installments as set forth in Section 3.2(b) an aggregate amount equal to $3,000,000 (the “Installment Purchase Price”) and (C) Buyer shall issue to Seller at the Closing a promissory note in an original principal amount of $10,250,000 substantially in the form and on the terms of Exhibit A attached hereto (the “Seller Note”).

ARTICLE 3

CLOSING

3.1       Closing Date. The closing (the “Closing”) shall be consummated at 10:00 A.M., local time, on the date hereof, or such later date as may be agreed upon by Buyer and the Seller after the conditions set forth in Articles 8 and 9 have been satisfied, at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022, or at such other place or at such other time as shall be agreed upon by Buyer and the Seller. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

3.2	Payment on the Closing Date; Subsequent Payments.

(a)       At the Closing, Buyer shall (i) pay the Seller the Initial Purchase Price by wire transfer of immediately available funds to the account(s) designated in writing by the Seller, (ii) deliver to the Seller the Seller Note and (iii) pledge the Shares pursuant to the terms of the Pledge Agreement by and between Buyer and the Seller, substantially in the form of Exhibit B attached hereto (the “Pledge Agreement”);

(b)       After the Closing Date, Buyer shall pay the Installment Purchase Price to Seller in installments equal to the amount of commission payments paid, from time to time, to Buyer or its Affiliates by any PT Insurer with respect to Insurance Policies issued prior to the Closing Date (for avoidance of doubt, the Installment Purchase Price shall not be paid with respect to insurance policies that are not Insurance Policies including, without limitation, those insurance policies sold by Affiliates of Buyer, other than the Company or any of its Subsidiaries), and Buyer shall, within two (2) Business Days of receipt by Buyer or its Affiliates of each such commission payment, pay each such

10

installment payment by wire transfer of immediately available funds to the account(s) designated in writing by the Seller; provided that once the aggregate amount of installments paid by Buyer pursuant to this Section 3.2(b) equals the Installment Purchase Price, Buyer shall make no further installment payments; and

(c)       If the Consent Satisfaction Condition (as defined in the Seller Note) is deemed to have occurred by virtue of the proviso to clause (ii) of the definition of Consent Satisfaction Condition set forth in the Seller Note, then $1,500,000 (the “Escrow Amount”) of the principal amount of the Seller Note shall be deposited into an escrow account pursuant to the terms of an escrow agreement (the “Escrow Agreement”) to be entered into among Buyer, Seller and a mutually-agreeable escrow agent (the “Escrow Agent”), the terms of which shall be mutually agreed upon and satisfactory to all parties thereto, and the Escrow Amount shall serve to secure the Seller’s indemnification obligations under Section 10.1(i) hereof.

3.3       Buyer’s Additional Closing Date Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 8, at Closing, Buyer shall deliver to the Seller all of the following:

(a)	The original Seller Note, duly executed by Buyer;
(b)	The Pledge Agreement, duly executed by Buyer;

(c)       A certificate of good standing of Buyer issued as of a recent date by the appropriate Governmental Body; and

(d)       A certificate of the Secretary of Buyer dated the Closing Date, in form and substance reasonably satisfactory to the Seller, as to (i) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and the contemplated transactions; and (ii) incumbency and signatures of the officers executing this Agreement.

3.4       Seller’s Closing Date Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 9, at Closing, the Seller shall deliver or cause to be delivered to Buyer all the following:

(a)       Copies of the Articles or Certificate of Incorporation of each of the Company and its Subsidiaries certified as of a recent date by the Secretaries of State in which the Company and its Subsidiaries are organized;

(b)       Certificates of good standing of the Company and each of its Subsidiaries issued as of a recent date by the Secretaries of State in which the Company and its Subsidiaries are organized and the appropriate Governmental Body of each other jurisdiction where the Company and its Subsidiaries are qualified to do business;

(c)       A certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying (i) attached copies of the Company’s Articles or Certificate of Incorporation and Bylaws;

11

(ii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the contemplated transactions; and (iii) incumbency and signatures of the officers of the Company executing this Agreement and other documents and certificates executed in connection herewith;

(d)       A certificate of the Secretary or an Assistant Secretary of the Seller dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying (i) attached copies of the Seller’s Articles or Certificate of Incorporation and By-laws; (ii) the resolutions of the Board of Directors of the Seller authorizing the execution and performance of this Agreement and the contemplated transactions; and (iii) incumbency and signatures of the officers of the Seller executing this Agreement and other documents and certificates executed in connection herewith;

(e)       The certificate(s) representing all of the Shares, registered in the name of the Seller, properly endorsed for transfer to Buyer or accompanied by duly executed stock powers;

(f)        Unless otherwise directed by Buyer, resignations of all directors and officers of the Company and its Subsidiaries, effective at the Closing;

(g)       All governmental and third party consents, waivers or approvals (regulatory or otherwise) required for the consummation of the transactions contemplated by this Agreement other than those set forth on Schedule 4.6, Schedule 8.6 and Schedule 8.7;

(h)       An affidavit of non-foreign status from the Seller that complies with Section 1445 of the Code, in the form provided under Treasury Regulations Section 1.1445-2(b)(2);

(i)        Complete and fully executed copies of all Insurance Contracts, including commission schedules;

(j)        Assignment of the Commission Rights due from each of the PT Insurers to Buyer or its designee, dated the Closing Date, substantially in the form of Exhibit C-1 attached hereto, duly executed by the applicable PT Insurer and the Company; and

(k)       Such other consents, assignments or other instruments as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Shares to Buyer and the transfer of the Business to the Buyer.

In addition to the above deliveries, the Seller and the Company shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Company, its Subsidiaries and the Business.

12

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby the Seller and the Company, jointly and severally, represent and warrant to Buyer and agree as follows:

4.1	Organization; Qualification; Good Standing.
(a)	The Company and its Subsidiaries.

(i)        Each of the Company and its Subsidiaries (i) is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) has the power and authority to own, lease and operate its properties and assets and to transact the Business and (iii) is duly qualified and authorized to do business and in good standing in all jurisdictions in which ownership of its properties or conduct of the Business requires it to be so qualified. Attached to this Agreement as Schedule 4.1(a) is a true, correct and complete list of all jurisdictions in which the Company and each of its Subsidiaries is qualified to do business.

(ii)       There are no Legal Proceedings or Court Orders pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries revoking, limiting or curtailing, or seeking to revoke, limit or curtail the power, authority or qualification of the Company or any its Subsidiaries to own, lease or operate their respective properties or assets or to transact the Business or to consummate the transactions contemplated by this Agreement.

(b)	The Seller.

(i)        The Seller is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(ii)       There are no Legal Proceedings or Court Orders pending or, to the Knowledge of the Seller, threatened against or affecting the Seller revoking, limiting or curtailing, or seeking to revoke, limit or curtail the Seller’s power, authority or qualification to own, lease or operate its properties or assets or to transact the Business or to consummate the transactions contemplated by this Agreement.

(c)       The Seller has delivered to Buyer true, correct and complete copies of the Company’s articles of incorporation, bylaws and other constitutive documents.

4.2	Authorization for Agreement.

(a)       The Company. The Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, by the

13

Company: (i) are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and (ii) (A) do not require any action by or in respect of, or filing with, any Governmental Body or any other Person, except as set forth in Schedule 4.2(a), (B) do not materially contravene, violate or constitute a material breach or default under, any Requirements of Law or right of, or obligation to, any Person applicable to the Company, its Subsidiaries or any of their respective properties or any Contract to which the Company, its Subsidiaries or any of their respective properties is bound or subject or (C) will not result in the creation of any Encumbrances on any of the Shares or any material assets of the Company or any of its Subsidiaries.

(b)       Seller. The Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller (i) are within the Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Seller and (ii) (A) do not require any action by or in respect of, or filing with, any Governmental Body or any other Person, except as set forth in Schedule 4.2(b), (B) do not materially contravene, violate or constitute a material breach or default under, any Requirements of Law or right of, or obligation to, any Person applicable to the Seller or any of its properties or any Contract to which the Seller or any of its properties is bound or subject or (C) will not result in the creation of any Encumbrances on any of the Shares or the assets of the Seller.

4.3       Enforceability. This Agreement has been duly executed and delivered by the Company and the Seller and is the legal, valid and binding obligation of each of them enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and to general principles of equity (whether applied in a proceeding at law or in equity).

4.4	Capitalization; Subsidiaries and Affiliates.

(a)       The Company. The issued and outstanding capital stock of the Company consists of the Shares owned by the Seller as set forth in Schedule 4.4(a). All of the issued and outstanding shares of capital stock of the Company are owned by the Seller, free and clear of all Encumbrances. The Company does not have any other authorized and issued class or classes of securities of any kind, whether debt or equity. All of the Shares have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of applicable securities laws or of any preemptive rights or other rights to subscribe for, purchase or otherwise acquire securities. The Company does not hold any shares of its capital stock in its treasury or otherwise, and no shares of the Company’s capital stock are reserved by the Company for issuance.

(b)       Subsidiaries. Schedule 4.4(b) sets forth the name, jurisdiction of formation and issued and outstanding capital stock of each of the Company’s Subsidiaries. All of such issued and outstanding shares of capital stock are owned by the Company, free and clear of all Encumbrances, are duly authorized and are validly issued, fully paid and nonassessable, and have not been issued in violation of applicable securities laws or of

14

any preemptive rights or other rights to subscribe for, purchase or otherwise acquire securities. There are no existing agreements, subscriptions, options, warrants, calls, commitments, conversion rights or other rights of any character to purchase or otherwise acquire from the Company or any Subsidiary at any time, or upon the happening of any event, any shares of capital stock of any of the Company’s Subsidiaries.

(c)       No Acquisitions. Except as set forth on Schedule 4.4(c), since January 1, 2004, neither the Company nor any of its Subsidiaries has acquired, or agreed to acquire, whether by merger or consolidation, by purchase of equity interests or assets, or otherwise, any business or any other Person, or otherwise acquired, or agreed to acquire, any assets that are material, either individually or in the aggregate to the Company.

(d)       No Other Securities. There are (i) no outstanding subscriptions, warrants, options, rights, agreements, convertible securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue, sell, repurchase or redeem any shares of capital stock or other securities, whether debt or equity, of the Company and (ii) no preemptive, contractual or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any Requirements of Law or any Contract.

4.5       Matters Affecting Shares; Title to Shares. The Seller has full legal and beneficial title to the Shares shown as owned by such Seller on Schedule 4.4(a) and has full power, right and authority to sell and deliver such Shares in accordance with this Agreement, free of any Encumbrances. There are no existing agreements, subscriptions, options, warrants, calls, commitments, conversion rights or other rights of any character to purchase or otherwise acquire from the Seller at any time, or upon the happening of any event, any of the Shares.

4.6       No Conflicts. Except as set forth on Schedule 4.6, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will:

(a)       violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon the Business or any of the assets of the Company or any of its Subsidiaries under (i) the articles of incorporation, by-laws or other constitutive documents of the Company or any of its Subsidiaries, (ii) any other Contract or License required to be set forth on Schedule 4.16, (iii) any Court Order to which the Company, its Subsidiaries or any of their Affiliates or assets or the Seller are subject or by which the Company, its Subsidiaries, or any of their Affiliates or assets or the Seller are bound, or (iv) any Requirements of Law affecting or applicable to the Company, its Subsidiaries, or any of their Affiliates or assets or the Seller, or

(b)       require the approval, consent, authorization or act of, or the making by the Company, its Subsidiaries or any of their Affiliates or the Seller of any declaration, filing or registration with, any Person.

15

4.7       No Proceedings. There are no proceedings, investigations or inquiries pending or, to the Knowledge of the Seller, threatened against the Seller, the Company or any of its Subsidiaries before any court or Governmental Body having jurisdiction over any of them or their respective properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that might adversely affect the performance by the Seller or the Company of their respective obligations under, or the validity or enforceability of, this Agreement, or (iv) which would in any way impair the transfer to Buyer of the Shares.

4.8       Financial Statements. Schedule 4.8 contains the (i) unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005, 2006 and 2007 and the related income statements for the fiscal years then ended, together with the notes thereto, if any, and, with respect to the fiscal year ended December 31, 2005, changes in stockholders’ equity, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2008 and the income statements, cash flow statements and changes in stockholders’ equity for the period then ended, together with the notes thereto, if any (collectively, the “Financial Statements”). The Financial Statements (including in all cases the notes thereto, if any) are accurate and complete in all respects, are consistent with the books and records of the Company (which, in turn, are accurate and complete in all respects), were prepared in accordance with GAAP applied on a consistent basis, and present fairly the financial position and results of operations, cash flows and changes in stockholders’ equity of the Company on a consolidated basis as of their respective dates and for the respective periods covered thereby.

4.9       Liabilities and Obligations. Except as set forth in Schedule 4.9, (i) as of the date of the Balance Sheet, neither the Company nor any of its Subsidiaries had any liabilities of any kind then required by GAAP to be reflected in the Balance Sheet or in the notes thereto that were not fully reflected in the Balance Sheet or the notes thereto, and (ii) since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities of any kind required by GAAP to be reflected in a balance sheet or in the notes thereto, other than liabilities incurred in the ordinary course of business consistent with past practice.

4.10	Taxes. Except as disclosed in Schedule 4.10,

(a)       All Tax Returns relating to Income Taxes and material Tax Returns that are not related to Income Taxes required to be filed by or with respect to the Company and its Subsidiaries on or before the Closing Date have been timely filed (or will have been timely filed prior to the Closing Date) with the appropriate Taxing Authorities and all such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable by the Company and its Subsidiaries prior to the Closing Date have (or by the Closing Date will have) been timely and duly paid whether or not such Taxes are shown (or are required to be shown) to be due on any Tax Return.

(b)       All Employment and Withholding Taxes required to be withheld or paid by the Company and its Subsidiaries prior to the Closing Date have (or by the Closing Date will have) been timely and duly withheld and paid to the proper Governmental Body or properly set aside in accounts for such purpose.

16

(c)       There are no Encumbrances for Taxes upon any property or assets of the Company or of any of its Subsidiaries, except for Encumbrances for Taxes not yet due and payable.

(d)       To the Knowledge of the Seller, no federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are pending or are in progress or, to the Knowledge of the Seller, have been proposed or threatened with regard to any Taxes or Tax Returns filed by or on behalf of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is otherwise presently contesting any Tax liability before any Taxing Authority.

(e)       To the Knowledge of the Seller, no Taxing Authority is asserting against the Company or any of its Subsidiaries any proposed or other adjustment, deficiency or claim for additional Taxes or adjustment of Taxes. To the Knowledge of the Seller, no issues have been raised by any Taxing Authority affecting the liability of the Company or any of its Subsidiaries for a material amount of Taxes or any item of income, deduction, credit, basis, gain or loss of the Company or any of its Subsidiaries which could affect the liability of the Company or any of its Subsidiaries for a material amount of Taxes, and, to the Knowledge of the Company, no such issues are pending. No written claim has been made within the last three (3) years by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(f)        Schedule 4.10 lists all federal, state and other Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 2005, and indicates those Tax Returns that have been the subject of an Audit. The Seller has delivered to Buyer true, correct and complete copies of pro forma federal income Tax Returns of the Company and each of its Subsidiaries that are members of a consolidated return group of which neither the Company nor a Subsidiary is the common parent and of all other Tax Returns of the Company and any of its Subsidiaries for such taxable periods, and of examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2005.

(g)       There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries.

(h)       Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, Tax indemnity, Tax allocation or other agreement or arrangement with respect to Taxes with any Person and neither the Company nor any of its Subsidiaries has liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by Contract, Requirements of Law or otherwise (other than the liability of the Company and each

17

Subsidiary for federal Income Taxes of a consolidated return group of which Seller or an Affiliate of Seller has been the common parent).

(i)        The Seller is not a foreign Person within the meaning of Treasury Regulations Section 1.1445-2(b) promulgated under Section 1445 of the Code.

(j)        The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 or Section 361 of the Code.

(k)       Neither the Company nor any of its Subsidiaries has and none of them will have as the result of the transactions contemplated by this Agreement any obligation to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of transactions, events or accounting methods employed prior to the Closing Date, pursuant to:

(i)        Section 280G of the Code (or any corresponding provision of state, local or foreign Income Tax law);

(ii)       Section 481 of the Code (or any corresponding provision of state, local or foreign Income Tax law);

(iii)      Entering into a “closing agreement” as described in Section 7121 of the Code (or any similar provisions of state, local or foreign Tax law);

(iv)      Any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provisions of state, local or foreign Tax law);

(v)       Any installment sale or open transaction disposition made on or prior to the Closing Date; or

(vi)      Any prepaid amount of income received on or prior to the Closing Date.

(l)        Neither the Company nor any of its Subsidiaries has entered into or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, or any transaction requiring disclosure under similar provisions of state, local or foreign Tax law.

(m)      Neither the Company nor any of its Subsidiaries has applied for any ruling from any Taxing Authority which, if granted, would affect the computation of Tax liability of the Company for periods (or portions thereof) beginning after the Closing Date.

4.11     Licenses. The Company and its Subsidiaries have all Licenses necessary to own or lease, operate and use the assets of the Company and its Subsidiaries and to carry on

18

and conduct the Business as currently conducted, including, without limitation, those set forth on Schedule 4.11. With respect to each License set forth on Schedule 4.11, Schedule 4.11 sets forth the individual designated as the licensed producer responsible for compliance with Requirements of Law by the Company, its Subsidiaries or any of their Affiliates and the name under which such License is issued if different than the name of the Company under its charter. There is no current published proposed change in any Requirements of Law which would require the Company or any of its Subsidiaries to obtain any additional Licenses in order to conduct the Business as presently conducted. Each License issued to the Company and each of its Subsidiaries is valid, binding and in full force and effect and the Company and its Subsidiaries have complied with all requirements of and are not in material default under any such License and have not received notice that any of them is in violation of any of the terms or conditions of such License and have not engaged in any activity which could cause revocation or suspension of, any such License. No loss or suspension of any License nor any proceeding or investigation which could result in such a loss or suspension is pending, or, to the Knowledge of the Company, threatened or reasonably foreseeable. Neither the Company nor any its Subsidiaries is operating under any written or oral formal or informal agreement or understanding with any licensing authority or any other regulatory authority which restricts the conduct of its business or requires the Company or any of its Subsidiaries to take or refrain from taking any actions. Except as indicated on Schedule 4.11, no consent or other approval is required with respect to such Licenses as a result of the purchase by Buyer of the Shares and all such Licenses will remain valid and in full force and effect after the Closing.

4.12     Real Property. Neither the Company nor any of its Subsidiaries owns, and none has never owned, any real property. Schedule 4.12 contains a brief description of each parcel of Leased Real Property (showing the record owner, legal description, permanent index or tax number and location) and of each option held by the Company or any of its Subsidiaries to acquire any Leased Real Property and each option held by the Company or any of its Subsidiaries to acquire any other parcels of real property. Neither the Company nor any its Subsidiaries uses any real property in the conduct of the Business other than the Leased Real Property. Except as set forth on Schedule 4.12 there are no Contracts relating to any interest in the Leased Real Property or the use and occupancy thereof. The Company or a Subsidiary has a valid leasehold interest in each parcel of Leased Real Property, free and clear of all Encumbrances. Copies of all leases pertaining to the Leased Real Property have been made available to Buyer. With respect to the Leased Real Property, except as set forth in Schedule 4.12:

(a)       Neither the Company nor any of its Affiliates has received notice of any condemnation proceedings with regard to all or any part of the Leased Real Property and to the Knowledge of the Company, there are no such proceedings contemplated by any Governmental Body;

(b)       All Licenses which are necessary to permit the lawful access, use and operation of the buildings and improvements thereon for their present and intended use have been obtained, are in full force and effect, and there is no pending threat of modification or cancellation of any such Licenses;

19

(c)       The present maintenance, operation, use and occupancy of the Leased Real Property by the Company or any of its Subsidiaries does not materially violate any Requirements of Law, including any zoning, building, health, environmental, pollution, fire or similar law, ordinance or regulation. Neither the Company nor any of its Affiliates has received any notices from any Governmental Body in respect of the Leased Real Property that have not been corrected;

(d)       Neither the Company nor any of its Affiliates has received any notice or has any Knowledge of any increase in any of the factors comprising the real estate Tax bills for the Leased Real Property, including without limitation, the assessed valuation and the Tax rate. To the Knowledge of the Company, there are no assessments, general or special, which have been, or are in the process of being levied against the Leased Real Property, and the Company has no Knowledge of any contemplated assessments; and

(e)       To the Knowledge of the Company, there is not (i) any intended public improvement which may involve any charge being levied or assessed or which may result in the creation of any Encumbrance upon the Leased Real Property; (ii) any intended or proposed federal, state, or local statute, ordinance, order, requirement, law, or regulation (including, but not limited to, zoning changes) which may adversely affect the current or planned use of the Leased Real Property; or (iii) any Legal Proceeding threatened or pending against or affecting the Leased Real Property, nor is there any basis for any such matters.

4.13     Title to Property. The Company and its Subsidiaries have good and marketable title to all of their respective assets free and clear of all Encumbrances.

4.14     Tangible Personal Property. The Company and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property used in the Business, which includes all Tangible Personal Property reflected on the Balance Sheet and Tangible Personal Property acquired since the date of the Balance Sheet, other than Tangible Personal Property disposed of since such date in the ordinary course of the Business to non-affiliated third parties consistent with the Company’s past practice. All such Tangible Personal Property is fit for the purpose for which it is used, is in good working order and condition, ordinary wear and tear excepted, and complies in all respects with all Requirements of Law. Schedule 4.14 contains a true and complete list of all Tangible Personal Property owned by the Company and its Subsidiaries.

4.15     Intellectual Property. The Company or one or more of its Subsidiaries owns or has the right to use all Intellectual Property necessary to conduct the Business as now conducted. Attached to this Agreement as Schedule 4.15 is a complete and accurate list and full description of each item of Intellectual Property together with, in the case of registered Intellectual Property: the (i) applicable registration number; (ii) filing, registration, issue or application date; (iii) record owner; (iv) country; (v) title or description; and (vi) remaining life. In addition, Schedule 4.15 identifies whether each item of Intellectual Property is owned by the Company or a Subsidiary of the Company or possessed and used by the Company or a Subsidiary of the Company under any Contract. The Intellectual Property constitutes valid and enforceable rights and does not infringe or conflict with the rights of any other Person. There is

20

neither pending, nor to the Knowledge of the Company, threatened, any Legal Proceeding contesting the validity or right of the Company or any Subsidiary of the Company to use any of the Intellectual Property, and neither the Company nor any Affiliate has received any notice of infringement upon or conflict with any asserted right of others nor, to the Knowledge of the Company, is there a basis for such a notice. To the Knowledge of the Company, no Person is infringing upon its rights to the Intellectual Property. Except as otherwise provided in Schedule 4.15, neither the Company nor any of its Subsidiaries has any obligation to compensate others for the use of any Intellectual Property. In addition, except as otherwise provided in Schedule 4.15, neither the Company nor any of its Subsidiaries has granted any license or other right to use, in any manner, any of the Intellectual Property, whether or not requiring the payment of royalties.

4.16     Contracts. Schedule 4.16 contains a true, correct and complete list of the following Contracts (1) to which the Company is a party, (2) to which any of the Company’s Subsidiaries is a party, (3) to which the Seller or any Affiliate is a party and which relate to the Business, or (4) by which any of the assets of the Company or its Subsidiaries are bound or affected (true, correct and complete copies or, in the case of oral Contracts, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Buyer prior to the execution of this Agreement):

(a)       All Contracts for employment or consultation services for a specified or unspecified term; and all written or unwritten representations, commitments, promises, communications or courses of conduct (not embodied in a written Contract) creating an obligation of the Company or any of its Subsidiaries to make payments to any employee, other than with respect to salary in the ordinary course of business;

(b)       All Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any of its Subsidiaries to engage in any business activity or compete with any Person or limiting the ability of any Person to compete with the Company or any of its Subsidiaries;

(c)       All Contracts establishing or relating to a partnership, joint venture, limited liability company, corporation or other legal entity;

(d)       All Contracts with insurance companies, agents or other producers and all powers of attorney or similar grants of authority;

(e)       All Contracts relating to the future disposition or acquisition of any assets for more than $25,000;

(f)        All collective bargaining or similar labor Contracts covering any employee of the Company or any of its Subsidiaries;

(g)       All Contracts relating to the ownership, use or licensing of any Intellectual Property;

(h)       All Contracts with any Affiliate or with the Seller or any of its Affiliates;

21

(i)        All Contracts creating Commission Rights or which obligate the Company or any of its Subsidiaries to pay any commissions to Producers and all other Contracts with insurance companies or Producers;

(j)        All leases or subleases of real property and of Tangible Personal Property;

(k)       All Contracts that (i) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any of its Subsidiaries of more than $25,000 or (ii) cannot be terminated within thirty (30) calendar days after giving notice of termination without resulting in any cost or penalty to the Company or any of its Subsidiaries;

(l)        All Contracts for capital expenditures under which the Company or any of its Subsidiaries has remaining obligations in excess of $25,000 each;

(m)      All Contracts pursuant to which the Company or any of its Subsidiaries has an obligation to pay any amounts in excess of $25,000 in respect of indemnification obligations, purchase price adjustments or otherwise in connection with any (i) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any Person, (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of a type specified in clauses (i) or (ii);

(n)       Any mortgages, indentures, loans or credit agreements, security agreements and other Contracts relating to Indebtedness, and any other letters of credit, financing, surety, bonding or similar arrangements pursuant to which the Company or any of its Subsidiaries secures any of its obligations (including, but not limited to, insurance obligations);

(o)       Any power of attorney that is currently effective and outstanding granted by or relating to the Company or any of its Subsidiaries;

(p)       Any Contract providing for a payment contingent upon a change in (i) the ownership or effective control of the Company, or (ii) the ownership of a substantial portion of the assets of the Company or any of its Subsidiaries;

(q)       Any other Contracts entered into outside the ordinary course of the Business or otherwise material to the operation of the Business; and

(r)        Each amendment, supplement or modification (whether oral or written) in respect of any of the foregoing Contracts.

All such Contracts are in full force and effect and constitute legal, valid and binding agreements, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and to general principles of equity (whether applied in a proceeding at law or in equity); and except as disclosed in Schedule 4.16, neither the Company nor any of its Subsidiaries nor any other party to such Contract is in violation or

22

breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract). Except as set forth in Schedule 4.16, such Contracts have not been amended or modified in any way (including by any prior practice or course of dealing) and neither the Company nor any of its Subsidiaries has waived or relinquished any rights under any such Contracts.

4.17	Employees and Labor Relations.

(a)       (i)        No employees of the Company or any of its Subsidiaries are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither the Company nor any of its Subsidiaries is party to or has any obligation under any collective bargaining agreement or other labor union Contract, memorandum of agreement or side agreement with any labor union or organization, or any obligation to recognize or deal with any labor union or organization, and there are no such Contracts, memoranda of agreement or side agreements pertaining to or which determine the terms or conditions of employment of any such employee; (ii) there are no pending or threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of the Company or any of its Subsidiaries; (iii) there are no activities or efforts of any labor union or organization (or representatives thereof) to organize any employees of the Company or any of its Subsidiaries, nor any demands for recognition or collective bargaining, nor any strikes, slowdowns, work stoppages or lockouts of any kind, or threats thereof, by or with respect to any such employees or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the 24-month period preceding the date hereof; (iv) neither the Company nor any of its Subsidiaries has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended, nor have any unfair labor practice charges been threatened or filed against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiations regarding a claim with any labor union or organization; and (vi) there are no controversies, claims, demands or grievances pending or threatened, between the Company or any of its Subsidiaries, on the one hand, and any of their respective employees or any actual or claimed representative thereof.

(b)       A true, correct and complete statement of the names, length of service, current rates of base compensation and amounts of (or, where no amount is specified, the formula for computing) supplemental or bonus compensation, and accrued vacation and sick days of all officers, directors and employees of the Company and its Subsidiaries is set forth in Schedule 4.17. Except as set forth in Schedule 4.17, none of the employees of the Company or any of its Subsidiaries is characterized as, and none has ever been characterized as, an independent contractor of the Company or any of its Subsidiaries. Except as set forth in Schedule 4.17 and Schedule 4.18, (i) neither Company nor any of its Subsidiaries has any obligation (including an obligation for the payment of any fee, extraordinary bonus, or “golden parachute” based upon the successful completion of the transactions contemplated hereunder) under any employment Contract, consulting

23

agreement, or any other similar agreements, employment policies (including vacation and severance pay policies) or retirement or employee benefits plans, arrangements or understandings, written or otherwise, with any officer, director or employee of the Company or any of its Subsidiaries and (ii) since December 31, 2007, neither the Company nor any of its Subsidiaries has paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of wages, salaries or other compensation or remuneration of any employees of the Company or any of its Subsidiaries.

(c)       The Company and its Subsidiaries have at all times complied in all material respects and are in compliance with all Requirements of Law respecting employment, wages, hours, compensation, benefits, occupational health and safety in connection with employment. The Company and its Subsidiaries have withheld all amounts required by law or agreement to be withheld from wages, salaries, and commissions, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Schedule 4.17, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries involving or relating to any past or present employee(s) or applicant(s) for employment of the Company or any of its Subsidiaries or relating to any acts, omissions or practices of the Company or any of its Subsidiaries relating to employment, compensation or benefits. Neither the Company nor any of its Subsidiaries is a party to or bound by any Court Order, judgment, decree or ruling of any kind respecting the employment, compensation or benefits of any employees or prospective employees of the Company or any of its Subsidiaries.

(d)       Neither the Company nor any of its Subsidiaries has taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or otherwise triggered notice requirements or liability under any federal, local, state or foreign plant closing notice or group termination.

4.18     Benefit Plans. Schedule 4.18 contains a true, correct and complete list of the Benefit Plans, and copies of all written Benefit Plans, written descriptions of all oral Benefit Plans, and all other documentation relating to the Benefit Plans have been delivered or made available to Buyer. Except as disclosed in Schedule 4.18:

(a)       Each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with its terms and all Requirements of Law, including requirements of ERISA and the Code, and each Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified, and has received a current determination letter from the Internal Revenue Service to the effect that the form of such Benefit Plan is qualified under Section 401(a) of the Code and the trust relating to such plan is exempt from Income Taxes under Section 501(a) of the Code, and no circumstances have occurred which could reasonably be expected to result in the loss of such tax qualified status;

24

(b)       Each “nonqualified deferred compensation plan” (as defined in Section 409(A)(d)(1) of the Code) is operated in compliance with Section 409A of the Code and the regulations and published guidelines related thereto;

(c)       No Benefit Plan is a “single-employer plan” or a “multiemployer plan” as such terms are defined in Sections 4001(a)(15) and 4001(a)(3) of ERISA, respectively;

(d)       No liability has been incurred or is expected to be incurred under Title IV of ERISA by any party with respect to any Benefit Plan;

(e)       Neither the Company nor any of its Subsidiaries has incurred any liability for any Tax imposed under Sections 4971 through 4980G of the Code or civil liability under Section 502(i) or (l) of ERISA;

(f)        No Benefit Plan provides or has ever provided health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Title I of ERISA, Section 4980B of the Code or applicable state law;

(g)       No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement;

(h)       The Company and its Subsidiaries have complied with the health care continuation requirements of Section 601, et. seq., of ERISA;

(i)        No Legal Proceeding (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought against or with respect to any Benefit Plan and to the Knowledge of the Seller there are no facts that could reasonably be expected to give rise to any such Legal Proceeding (excluding claims for benefits incurred in the ordinary course of plan activities);

(j)        All contributions to Benefit Plans that were required to be made under any Benefit Plan (including employee salary reduction contributions) have been made as of the Closing Date, and all contributions to Benefit Plans for periods ending on or before the Closing Date that are not yet required to be made have been paid, accrued or otherwise adequately reserved as of such date in accordance with GAAP and the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA;

(k)       No “reportable event” (as defined in ERISA, but excluding any event for which the 30-day notice requirement has been waived) has occurred or is continuing to occur with respect to any Benefit Plan;

(l)        Neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in

25

conjunction with a termination of employment) will (i) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (ii) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under any Benefit Plan; and

4.19     Absence of Certain Changes. Since December 31, 2007, there has not been any Material Adverse Change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Change. Without limiting the foregoing, except as disclosed in Schedule 4.19, since December 31, 2007, the Company and its Subsidiaries have conducted the Business only in the ordinary course consistent with past custom and practice, have incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and neither the Company nor any of its Subsidiaries has:

(a)       Made or granted any bonus or any increase in the salary, wages or other compensation or incentive arrangements with any employee of the Company or any of its Subsidiaries or made any other change in employment terms for any such Person or adopted, entered into, amended, modified or terminated (partial or complete) any Benefit Plan;

(b)       Created, incurred, assumed or guaranteed any Indebtedness or waived any right under any Accounts Receivable or made any payments on account of Indebtedness of the Company or any of its Subsidiaries except for scheduled payments;

(c)       Suffered any loss or any physical damage, destruction or other casualty loss (whether or not covered by insurance) in an aggregate amount exceeding $10,000;

(d)       Conducted its management practices (including, without limitation any pricing, investment, accounting, and financial reporting, policies, maintenance of inventory control, collection of Accounts Receivable, credit practices, payment of payables, allowance or Tax practice or policy of the Company or any of its Subsidiaries or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes) other than in the ordinary course consistent with past custom and practice;

(e)       Failed to pay all payables in a timely manner and consistent with past practices or accelerated the collection of Accounts Receivable;

(f)        Written-down or written-up the value of any asset, or, other than in the ordinary course of business, written-off any Account Receivable;

(g)       Acquired or disposed of any assets or properties other than in the ordinary course of business consistent with past practice, or mortgaged, pledged or subjected them to any Encumbrance, or canceled without fair consideration any debts or claims owing to or held by it;

(h)       Made any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets;

26

(i)        Made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person or taken any steps to form any Subsidiary;

(j)        Made any loans or advances to, or guarantees for the benefit of, or entered into any transaction or agreement with any Affiliates, employee, officer or director except for the transactions contemplated by this Agreement and for advances and other employee arrangements consistent with past custom and practice made to any employees, officers and directors for travel and business expenses incurred in the ordinary course of business;

(k)       Declared or paid any non-cash dividend or made any other non-cash distribution on any of its shares, redeemed or purchased or otherwise acquired any of its shares, or reduced its authorized capital or issued capital or agreed to do any of the foregoing;

(l)        Made or experienced any indication by any Insurance Company of an intention to discontinue or change the terms of its relationship with the Company or any of its Subsidiaries;

(m)      Entered into any other material transaction involving or development affecting the Company, any of its Subsidiaries or the Business, whether or not in the ordinary course of business; or

(n)       Entered into an agreement to do or engaged in any of the foregoing after the date hereof.

4.20	Environmental Matters. Except as disclosed in Schedule 4.20:

(a)       The Leased Real Property, equipment and all facilities owned, leased, used or operated by the Company, any of its Subsidiaries or any predecessor or by the Business, at any time, have been, and continue to be owned, leased, used and operated in compliance in all respects with all applicable Environmental Laws.

(b)       The Company or one or more of its Subsidiaries owns, holds or possesses all Licenses, or applications therefor, which are necessary under Environmental Laws to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business as currently conducted. Such Licenses are valid and in force and the operations of the Company and its Subsidiaries are in compliance with the conditions set out in such Licenses. The Company does not have any Knowledge of any grounds for revocation, expiry or annulment of any such Licenses. Schedule 4.20 sets forth a list and brief description of each such License.

(c)       With respect to the Company, its Subsidiaries, the Business, the Leased Real Property and all property formerly owned, leased or operated by the Company or any of its Subsidiaries, to the Knowledge of the Company, there have been no (i) environmental audits, assessments or occupational health studies; (ii) analyses of water (including groundwater analyses), soil, air, asbestos or other building materials samples; (iii) inspections of facilities by any relevant environmental authority; (iv) written

27

communications with environmental agencies relating to issues of noncompliance, Releases or contamination; or (iii) Releases or alleged Releases of Hazardous Substances or alleged or actual breaches or liabilities under Environmental Laws.

(d)       The Company has promptly made any required report to appropriate authorities each unpermitted or unauthorized Release of any Hazardous Substances at any present or former facility leased, owned, used or operated by the Company or any of its Subsidiaries, or any predecessor or by the Business. Each such reported unpermitted or unauthorized Release of any Hazardous Substance is also disclosed in Schedule 4.20.

(e)       Neither the Company, its Subsidiaries nor any predecessor has treated, or disposed of, or arranged for the disposal or treatment of, any Hazardous Substance at the Leased Real Property or at any other site or location.

(f)        Neither the Company nor any of its Subsidiaries has owned or operated and neither presently owns or operates, any underground storage tanks. All tanks and pipes pertinent thereto have been in the past and are presently operated in compliance with Environmental Laws. To the Knowledge of the Company, Schedule 4.20 sets forth the age, contents or former contents of any above ground or underground storage tanks located on the Leased Real Property.

(g)       Neither the Company nor any of its Subsidiaries nor any party acting on their behalf disposed of or arranged to dispose of, any solid waste, drums or containers in or on the premises of a third party other than those pursuant to and in compliance with all Environmental Laws.

(h)       All environmental audits, assessments, studies, reports and analyses commissioned by or on behalf of the Company or any of its Subsidiaries with respect to any properties at any time operated or leased by the Company or any of its Subsidiaries have been delivered or made available to Buyer.

4.21     Accounts Receivable. Schedule 4.21 contains a true, correct and complete aging of all Accounts Receivable of the Company and its Subsidiaries as of June 27, 2008, and there have been no material changes to such Accounts Receivable since such date. All such Accounts Receivable and all Accounts Receivables which arose since such date, arose or will arise in the normal and ordinary course of the Company’s and its Subsidiaries’ businesses and are not subject to any counterclaim, defense or set off.

4.22     No Default, Violation or Litigation. Except as disclosed in Schedule 4.22, neither the Company nor any of its Subsidiaries is in material violation of, and has operated the Business in material compliance with, all Requirements of Law and neither the Company nor any Affiliate has received any notice of claimed noncompliance. Except as disclosed in Schedule 4.22, (i) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries or the Business, or against or involving any of the assets of the Company or any or any of its Subsidiaries to which the Company, any of its Subsidiaries or their respective assets may be bound or affected, at law or in equity, and there is no basis for any of the foregoing, and (ii) there are no Court Orders, consents,

28

decrees, injunctions, or any other judicial or administrative mandates outstanding against the Company or any of its Subsidiaries or otherwise relating to or affecting the Business.

4.23	Agency Operation.

(a)       The Company and its Subsidiaries currently are, and have been since January 1, 2004, in material compliance with all Requirements of Law relating to the marketing, advertisement and sale of insurance products offered by the Company or any of its Subsidiaries, including but not limited to applicable Requirements of Law (i) regulating advertisements or illustrations, (ii) requiring disclosure of policy information, (iii) requiring disclosure of information regarding commissions, service fees, brokerage fees or consideration payable to the Company, its Subsidiaries or their Producers in connection with the sale of Insurance Policies, (iv) prohibiting the payment of commissions, service fees, brokerage fees or other consideration to any party not holding a License necessary under the Requirements of Law, (v) prohibiting the use of unfair methods of competition, (vi) prohibiting deceptive acts or practices and (viii) regulating replacement transactions.

(b)       Schedule 4.23(b) lists all funds required to be maintained under any Requirements of Law in each jurisdiction in which the Company and its Subsidiaries hold a License. Schedule 4.23(b) accurately sets forth the dollar amount of each such deposit, the state law or regulation pursuant to which such deposit is maintained and the name of the bank and the number of the bank account in which such deposit is maintained.

(c)       Schedule 4.23(c) lists all bonds the Company and its Subsidiaries are required to maintain under any applicable Requirements of Law in each jurisdiction which the Company and its Subsidiaries hold a License or conduct business.

(d)       With respect to all Insurance Policies written, sold or produced by the Company and its Subsidiaries, the Company and its Subsidiaries are and have been at all relevant times duly appointed by the applicable insurance carrier to act as an agent, broker or producer for such carrier and duly licensed as an insurance producer, agent or broker for the type of insurance sold in the applicable jurisdictions in which the Company and its Subsidiaries wrote, sold or produced such business. At the time that each Insurance Policy was marketed and issued, the Producer who marketed such Insurance Policy was duly licensed by the appropriate Governmental Bodies in all states in which the owner of the policy resided and all states in which the coverage was marketed.

(e)       Each Producer, at the time such Producer wrote, sold or produced business for, through or on behalf of the Company or any Subsidiary, was duly appointed by the applicable insurance carrier or, to the extent permitted or required by applicable Requirements of Law, by the Company or the applicable Subsidiary to act as a producer, agent or broker for the insurance carrier, the Company or the applicable Subsidiary and was duly licensed as an insurance producer, agent or broker (for the type of business written, sold or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such business; and neither the Company, any Subsidiary nor, to the Knowledge of the Company, any such Producer violated (or with

29

or without notice or lapse of time or both would have violated) any term or provision of any material Requirements of Law (including but not limited to, Requirements of Law relating to the marketing, sale or production of products for, through or on behalf of the Company or any of its Subsidiaries).

(f)        Since January 1, 2004, there has been no examination or review of the Company or any of its Subsidiaries by any Governmental Body with respect to its marketing, advertising and sale of insurance or its other conduct or affairs. Neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Body with respect to such Governmental Body’s current intention to conduct such an examination or a review of the Company or any of its Subsidiaries. To the Knowledge of the Company, no such an examination or review is contemplated by any Governmental Body.

(g)       Except as set forth on Schedule 4.23(g), no customer or other party has made any inquiry, complaint, charge or claim to the Company or any of its Subsidiaries, or to the Knowledge of the Company any carrier or Governmental Body, with respect to the acts or omissions of the Company, any of its Subsidiaries or any Producer or, to the Knowledge of the Company, threatened to do so, including but not limited to any claim that an Insurance Policy offered or sold by the Company, any of its Subsidiaries or a Producer was not suitable or that any such offer or sale was inconsistent with the party’s objectives or instructions.

4.24     Regulatory Filings. Except as set forth on Schedule 4.24 and except for late filings that have been remedied without liability to the Company or any of its Subsidiaries, since January 1, 2004, the Company and its Subsidiaries have timely filed, or caused to be timely filed, all reports, statements, documents, registrations, filings or submissions required to be filed by the Company and its Subsidiaries with any Governmental Body in connection with the Business. All such registrations, filings and submissions were in compliance with all Requirements of Law when filed or as amended or supplemented, and no deficiencies have been asserted by any such Governmental Body with respect to such registrations, filings or submissions.

4.25     Producers. Neither the Company nor any of its Subsidiaries is involved in any material dispute with any agent, broker, producer or other Person involving Insurance Policies or Commission Rights. Schedule 4.25 contains a list of all Producers, and a true and correct summary description of the compensation arrangements of the Company or any of its Subsidiaries with such Producers, including any Contract or other arrangement that provides for compensation of such Producers. Schedule 4.25 contains a list of all amounts currently owed by the Company or any of its Subsidiaries to its Producers. The Company has implemented procedures and programs which are reasonably designed to ensure that its Producers are in material compliance with Requirements of Law, including laws, regulations, directives and opinions of Governmental Bodies relating to advertising, licensing and sales practice.

4.26	Commission Rights.

30

(a)       Schedule 4.26(a) contains (i) a true, correct and complete list of all Insurance Policies, and (ii) a policy-by-policy listing of commission rates payable to the Company or any of its Subsidiaries with respect to such Insurance Policies. The obligations of each Insurance Company in respect of Commission Rights are in full force and effect. None of the Commission Rights is, or will be, subject to any right of set off, rescission, counterclaim, dispute, adverse claim or defense (other than (1) insurance company rights commonly found in agency agreements permitting rescission or suspension of the payment of commissions, none of which have been asserted by any Insurance Company, or (2) a defense that any commission payment is not owed because the underlying Insurance Policy is no longer in force or any premiums due in respect of such policy have not been paid), whether arising in connection with the underlying Insurance Policy, the Insurance Contract(s) or otherwise.

(b)       All Commission Rights are fully and freely transferable and assignable with the consent of the Insurance Company(ies), subject to standard restrictions and conditions imposed by the Insurance Company(ies) and Insurance Contract(s) and execution of the related Assignments of Commissions by the Company, any of its Subsidiaries or any of their Affiliates, as applicable. No Insurance Company or Governmental Body has alleged in any proceeding or otherwise alleged in writing, that any Commission Rights are illegal or unenforceable. Except as indicated on Schedule 4.26(b), no consent or other approval is required with respect to such Commission Rights as a result of the purchase by Buyer of the Shares and all such Commission Rights are valid and in full force and effect as of the Closing.

4.27     Insurance Contract(s). The Company has delivered to Buyer a true, correct and complete copy of each Insurance Contract. Schedule 4.27 contains a true and complete list of each Insurance Company that is a party to an Insurance Contract. Each Insurance Contract and each of the underlying Insurance Policies is in full force and effect and constitutes a legal, valid and binding agreement of the respective Insurance Company(ies), underwriters, brokers, agencies or insured parties thereto, enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to an Insurance Contract is in violation or breach of or default under an Insurance Contract and no condition exists or event has occurred and is continuing that with notice or lapse of time or both, would be a violation or breach of or default under such Insurance Contract or would impair the Commission Rights. There is no existing default under the terms of the underlying Insurance Policies and, to the Knowledge of the Company, no condition exists or event has occurred and is continuing that with notice, the lapse of time or both would constitute such a default. The Insurance Contract(s) have not been amended or modified and will not be amended or modified without the prior written consent of Buyer. Neither the Company nor any of its Subsidiaries has waived or otherwise surrendered any rights it has under the Insurance Contract(s).

4.28     Insurance on the Company. Schedule 4.28 contains a true and complete list of each material insurance policy owned by, or maintained for the benefit of, the Company or any of its Subsidiaries. All such policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any such insurance policy. All premiums due have been paid on such insurance policies, and neither the Company nor any of its Subsidiaries has received any written notice of cancellation of any such insurance policy or written notice with respect to

31

any refusal of coverage thereunder. There have not been any claims brought by the Company or any of its Subsidiaries under any such policy in which the applicable insurer has questioned, denied or disputed coverage. To the Knowledge of the Company, there are no outstanding claims currently pending under any such policy that would reasonably be expected to cause a material increase in the insurance rates of the Company or any of its Subsidiaries. Such policies are in full force and effect and will remain in full force and effect after the Closing. The applicable limits under such policies have not been exhausted.

4.29     Transactions with Affiliates. Except as set forth in Schedule 4.29, (i) no officer, director, employee or Affiliate of the Company, any of its Subsidiaries or the Seller or any spouse, parents, children, siblings, mothers-in-law, fathers-in law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law of any such individuals provide or cause to be provided any assets, services or facilities used or held for use in connection with the Business, (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such Person, and (iii) there are no agreements between the Company or any of its Subsidiaries and any such Person. Except as disclosed in Schedule 4.29, each of the transactions listed in Schedule 4.29 is engaged in on an arms-length basis. Schedule 4.29 includes a list of all amounts currently owed by the Company and its Subsidiaries to any such Person.

4.30     Entire Business. The purchase of the Shares pursuant to this Agreement will effectively convey to Buyer the entire Business and all of the tangible and intangible property used by the Company and its Subsidiaries (whether owned, leased or held under license by the Company, by the Company’s Subsidiaries, by any of the Company’s Affiliates or by others and whether or not currently in use by the Company or any of its Subsidiaries) in connection with the conduct of the Business as heretofore conducted by the Company and its Subsidiaries including, without limitation, all tangible and intangible assets of the Company reflected in the Balance Sheet and assets acquired since the date of the Balance Sheet.

4.31     Accounts. Schedule 4.31 contains a true, correct and complete list showing the name and address of each banking or financial institution, mutual fund or stock brokerage firm with which the Company or any of its Subsidiaries has an account or safe deposit box or where assets of the Company or any of its Subsidiaries are deposited or held, the account numbers or box numbers relating thereto, and the name of each Person authorized to draw thereon or to have access thereto. Schedule 4.31 identifies which such accounts, if any, are intended to be segregated premium fund accounts.

4.32     Chief Executive Office. The chief executive office of the Company is located at 1150 Corporate Office Drive, Milford, Michigan 48381.

4.33     Advances, Loans or Extensions. Schedule 4.33 sets forth all advances, loans, or extensions of credit by any Insurance Company(ies) to the Company or any of its Subsidiaries.

4.34     Solvency. Each of the Seller and the Company and each of its Subsidiaries is, and after giving effect to the transactions contemplated by this Agreement will be, as of the Closing Date, Solvent.

32

4.35     Fairness of Consideration. The Seller acknowledges that the payment it will receive under this Agreement for the Shares owned by such Seller constitutes reasonably equivalent value, as such term is used in Section 548 of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., and as such term is used in Sections 4 and 5 of the Uniform Fraudulent Transfer Act, in exchange for such Shares.

4.36     Creditors. The Seller is not selling the Shares to Buyer with any intent to hinder, delay or defraud any of its creditors.

4.37     Brokers. Other than Friedman, Billings, Ramsey & Co., Inc., no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf Seller, the Company or any of their respective Affiliates.

4.38     Commission Income. The Company and its Subsidiaries received no less than $20,355,121 in aggregate commission revenue from the Insurance Company(ies) in 2007 and as of September 30, 2008 have received no less than $13,479,393 in aggregate commission revenue from the Insurance Company(ies) in 2008.

4.39     Information Security. The Company and its Subsidiaries have developed and implemented effective information security policies and procedures that include administrative, technical and physical safeguards. Such policies and procedures are in material compliance with the Requirements of Law. Neither the Company nor any of its Subsidiaries has experienced any unauthorized access to Confidential Customer Information.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Seller and agrees as follows:

5.1       Organization of Buyer. Buyer is duly organized and validly existing as a corporation in good standing under the laws of the State of Nevada, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted.

5.2       Authority of Buyer. Buyer has full corporate power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and to general principles of equity (whether applied in a proceeding at law or in equity).

33

5.3       No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will:

(a)       violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Contract or License of Buyer, (iii) any Court Order to which Buyer is a party or by which Buyer is bound, or (iv) any Requirements of Laws affecting Buyer, or

(b)       require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

5.4       Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf Buyer and its Affiliates.

5.5       Financing. Buyer has sufficient availability under its existing financing facility to consummate the transactions contemplated hereby.

ARTICLE 6

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

6.1       Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any Legal Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

6.2	Consents of Third Parties; Governmental Approvals.

(a)       The Seller and the Company will act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any Person required to be obtained as a result of the sale of the Shares to Buyer or to otherwise satisfy the conditions set forth in Section 8.6 and Section 8.7.

(b)       During the period prior to the Closing Date, the Seller and the Company shall act diligently and reasonably to secure any consents and approvals of any Governmental Body required to be obtained to assure the continuance or transfer of any Licenses, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Sections 8.6 and 8.7;

34

provided that the Company shall not make any agreement or understanding as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.

6.3       Investigation by Buyer. The Company will (i) provide Buyer and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, “Representatives”) and any Person considering providing financing to Buyer and such Person’s Representatives with full access, upon reasonable prior notice and during normal business hours, to the officers, employees and agents of the Company and its Subsidiaries and to the Seller, to the Company’s and the Seller’s accountants and other consultants and advisors and to the assets of the Company and its Subsidiaries (including without limitation the right to take surface and subsurface soil and groundwater samples at any site), and (ii) furnish Buyer and such other Persons with all such information and data (including, without limitation, copies of Contracts, Licenses, Benefit Plans and other books and records) as Buyer or any of such other Persons reasonably may request in connection with such investigation. The Company will deliver to Buyer within fifteen (15) days of the end of each month a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month.

6.4       Operations Prior to the Closing Date. The Company shall, and the Seller shall cause the Company and its Subsidiaries to, operate and carry on the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Company shall, and the Seller will cause the Company and its Subsidiaries to:

(a)       (i)        Preserve intact the present business organization and reputation of the Business, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the Company’s and its Subsidiaries’ employees, (iii) maintain the assets of the Company and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of customers, suppliers, Producers, insurance companies and other Persons with whom the Company and its Subsidiaries do business or provide services or with whom the Company and its Subsidiaries otherwise have significant business relationships, (v) continue all current sales, marketing and promotional activities and (vi) continue all capital expenditures and maintenance;

(b)       (i)        Maintain their books and records in the usual, regular and ordinary manner (ii) not permit any change in the management practices of the Business (including any pricing, investment, accounting, financial reporting, inventory, credit, or Tax practice or policy) and (iii) not change in any way the manner of determining or the amounts paid or payable by the Company or any of its Subsidiaries to any Affiliates of any Seller;

(c)       Pay all Taxes when they become due and payable and file all Tax Returns as required by applicable law; and

(d)       Comply, in all respects, with all Requirements of Law applicable to the Company, its Subsidiaries and the Business and promptly following receipt thereof to

35

give Buyer copies of any notice received from any Governmental Body or other Person alleging any violation of any law or regulation.

6.5       Employee Matters. The Seller will cause the Company and its Subsidiaries to refrain from directly or indirectly:

(a)       Making any representation or promise, oral or written, to any employee concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any employee under the terms of any Benefit Plan;

(b)       Making any increase in the salary, wages or other compensation of any employee;

(c)       Adopting, entering into, amending, modifying or terminating (partially or completely) any Benefit Plan, except to the extent required by Requirements of Law and, in the event compliance with Requirements of Law presents options, only to the extent that the option that the Seller reasonably believes to be the least costly is chosen; or

(d)       Establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan or any employment Contract or other compensation arrangement with or for employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or any employment Contract or other compensation arrangement with or for employees.

The Company will administer each Benefit Plan, or cause the same to be so administered, in all respects in accordance with the applicable provisions of all applicable laws.

6.6       Certain Restrictions. Except as specifically provided for in this Agreement, the Company will not directly or indirectly and the Seller will cause the Company and its Subsidiaries not to directly or indirectly,

(a)       Make or grant any bonus or any increase in the salary, wages or other compensation or incentive arrangements with any employee of the Company or any of its Subsidiaries or make any other change in employment terms for any such Person or adopt, enter into, amend, modify or terminate (partial or complete) any Benefit Plan, in each case other than changes made in accordance with normal compensation practice and pursuant to written Contracts in effect as of the date hereof;

(b)       Create, incur, assume or guarantee any Indebtedness in excess of $10,000, or waive any right under any Accounts Receivable or make any payment on account of the Indebtedness of the Company or any of its Subsidiaries other than scheduled payments;

(c)       Conduct the management practices of the Company or any of its Subsidiaries (including, without limitation any pricing, investment, accounting, and financial reporting, policies, maintenance of inventory control, collection of Accounts Receivable, credit practices, payment of payables, allowance or Tax practice or policy of the Company or any of its Subsidiaries or any method of calculating any bad debt,

36

contingency or other reserve for accounting, financial reporting or Tax purposes) other than in the ordinary course consistent with past custom and practice;

(d)       Fail to pay any payables or other liabilities in a timely manner and consistent with past practices or accelerate the collection of Accounts Receivable;

(e)       Acquire or dispose of any assets or properties other than in the ordinary course of business consistent with past practice, or mortgage, pledge or subject them to any Encumbrance except for Encumbrances for current property Taxes not yet due and payable, or cancel without fair consideration any material debts or claims owing to or held by it;

(f)        Make any commitments which would require capital expenditures in excess of $10,000 for additions to property or equipment constituting capital assets;

(g)       Make any commitments which would require capital investment in, any loan to, or any acquisition of the securities or material assets of any other Person or take any steps to form any Subsidiary;

(h)       Make any loans or advances to, or guarantees for the benefit of, or enter into any transaction or agreement with any Affiliate, employee, officer or director, except for (x) the transactions contemplated by this Agreement or the other agreements being executed and delivered at the Closing pursuant to the terms hereof, and (y) advances and other employee arrangements consistent with past custom and practice made to any employees, officers and directors for travel and business expenses incurred in the ordinary course of business;

(i)        (A) Enter into any Contract (1) out of the ordinary course of business or (2) restricting in any respect the conduct of the Business as presently conducted, (B) make any loans (other than advances for travel and business expenses incurred in the ordinary course of business), (C) make any distributions of property, (D) directly or indirectly engage in any transaction or Contract with any Affiliate, (E) execute any guarantee, issue any debt or incur any Indebtedness, except from suppliers in the ordinary course of business or buy or sell any assets out of the ordinary course of business or (F) settle or compromise any litigation;

(j)        Declare or pay any non-cash dividend or make any other non-cash distribution on any of its shares, or redeem or purchase or otherwise acquire any of its shares, or reduce its authorized capital or issued capital or agree to do any of the foregoing or otherwise change any of its capital stock or grant or enter into any options, warrants or calls or other rights to purchase or convert any obligation into any of its capital stock;

(k)       Issue or sell any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, (x) redeem for value any of the capital stock or declare, make or pay any non-cash dividends or non-cash distributions to the holders of its capital stock or otherwise, (y) amend or restate its organizational documents or (z) merge with, enter into a consolidation with or acquire an interest of 5% or more in

37

any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

(l)        Enter into any transaction or enter into, modify, amend or terminate any Contract (including, without limitation, with respect to any transfer of any of the assets of the Company or any of its Subsidiaries or the placing of an Encumbrance on any of such assets) except on an arm’s-length basis in the ordinary course of the Business consistent with past custom and practice;

(m)      Make or change any material Tax election not required by law, change any method of accounting with respect to Taxes, file any amended Tax Return, settle or compromise any Tax liability, enter into any closing agreement with respect to Taxes, surrender any right to claim a refund of Taxes or take any similar action if the effect would be to increase the Tax liability of the Company or any of its Subsidiaries after the Closing Date or decrease any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(n)       Except as may be required by any Governmental Body or under GAAP, make any material change in its methods, principles and practices or accounting;

(o)       Effectuate a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act) affecting in whole or in party any site of employment, facility operating unit or employees;

(p)       Cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(q)       In any other manner, modify, change or otherwise alter the fundamental nature of its business as presently conducted;

(r)        Waive or otherwise surrender any rights under the Insurance Contract(s); or

(s)	Authorize, commit or agree to take any of the foregoing actions.

6.7       No Impairment of Commission Rights. Neither the Company or any Affiliate of the Company nor the Seller or any Affiliates of the Seller shall (with respect to the Seller the restrictions contained in this Section shall survive the Closing), directly or indirectly, (i) engage in any effort to induce any Person to surrender, convert, replace, lapse or forfeit any Insurance Policy, (ii) encourage any agent or other Person to engage in such efforts or activities, (iii) discuss any such efforts or activities with any agent or other Person, (iv) breach or permit the occurrence of a breach with respect to any agreement with any Insurance Company(ies) that could result in the impairment of the Company’s receipt of the payments on account of the Commission Rights or (v) otherwise engage in any action or activity that could in any way impair the Company’s receipt of such payments.

38

6.8       No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to its terms, the Seller will not, and will cause the Company, its Subsidiaries and each of their respective directors, officers, agents and employees not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits or any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Company, or any of the capital stock of the Company, or any material assets of the Company, or any merger, consolidation, business combination or similar transaction involving the Company. Until such time as this Agreement is terminated pursuant to its terms, the Seller and the Company shall promptly notify Buyer of the nature and terms of any inquiries or proposals, information requested or negotiations or discussions sought to be initiated or continued with respect to any such transaction.

6.9	Update of Schedules.

(a)       During the period prior to the Closing Date or the earlier termination of this Agreement, the Seller shall promptly notify Buyer in writing if the Seller or the Company becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of their representations or warranties contained herein had such representation or warranty been made as of the time of the discovery of such event, fact or condition and (ii) any failure on the part of the Seller or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Should any such event, fact or condition require any change to the Schedules hereto, the Company shall promptly deliver to Buyer a supplement to the Schedules specifying such change; provided, that, except as provided in clause (b) below, any supplement to a Schedule shall not cure any misrepresentation or breach of warranty that otherwise exists hereunder, and after the Closing Date, any Buyer Group Member will have the right to seek indemnification, subject to the limits set forth in Article 10, for any such events, facts or conditions as if such supplement had never been delivered.

(b)       In the event that the Company delivers one or more supplements to the Schedules pursuant to Section 6.9(a) that reflect any events, facts or conditions which individually or in the aggregate would cause the conditions set forth in Sections 8.1 or 8.2 not to be satisfied, and Buyer does not exercise its right to terminate this Agreement on the basis of such supplemented Schedules, Buyer will be deemed to have accepted such supplemented Schedules, the delivery of any such supplement will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such event, fact or condition and that arose from facts, events or conditions occurring after the date of this Agreement, and from and after the Closing Date, no Buyer Group Member will have any claim for indemnification for any such events, facts or conditions.

6.10     Indebtedness and Selling Expenses. Prior to the Closing Date, the Seller shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to (i) repay in full all Indebtedness of the Company and its Subsidiaries and (ii) pay the Selling Expenses to the

39

Persons entitled to such payment, including, without limitation, all amounts owed to Friedman, Billings, Ramsey & Co., Inc.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1       Apportionment of Taxes. Buyer and the Seller hereby agree that the Tax year of the Company and its Subsidiaries shall terminate for U.S. federal income Tax purposes on the end of the Closing Date under Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) as a result of the acquisition of the Shares, with items of income, gain, loss and deduction allocated in accordance with the provisions of Treasury Regulations Section 1.1502-76, including Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) as applicable. To the extent permitted by Requirements of Law, Buyer and Seller further agree to elect with the relevant Taxing Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and each of its Subsidiaries.

Any Taxes which are payable by the Company or any of its Subsidiaries after Closing, but which relate to periods that begin prior to the Closing Date and end after the Closing Date (a “Straddle Period”), shall be apportioned as follows: (i) with respect to income, sales and use and Employment and Withholding Taxes, as determined from the books and records of the Company and its Subsidiaries as though the taxable year of the Company and its Subsidiaries terminated at the close of business on the Closing Date; provided that with respect to income Taxes, the principles of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) shall be applied in a manner consistent with that applied for federal income Tax purposes, and (ii) with respect to all other Taxes, the Seller’s obligations shall be determined on a per diem basis by multiplying the amount of such Tax for the entire taxable period by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.

The Seller shall, in accordance with the provisions of this Section 7.1, be liable for and shall reimburse the Company for all Taxes that relate to a period ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date (together, “Pre-Closing Taxes”) and Buyer shall be liable for the portion of such Taxes which relate to the period beginning on the day following the Closing Date.

7.2       Transfer Taxes. All stamp, transfer, documentary, sales and use, value added, registration, stock transfer, real property transfer, recording and other such Taxes and fees incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) shall be borne equally by Seller and Buyer. Buyer and the Seller shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

7.3       Post-Closing Remittances. If, after the Closing Date, the Seller or its Affiliates shall receive any remittance from any account debtors with respect to any Accounts Receivable, the Seller shall forward it to Buyer promptly following receipt thereof.

40

7.4       Public Announcements. Buyer, the Seller and the Company agree to communicate with each other and cooperate with each other prior to any public disclosure of this Agreement or the transactions contemplated hereby. Each of Buyer, the Seller and the Company agrees that it shall not issue, and it shall cause its respective Affiliates not to issue, any public release or announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, subject to any disclosures in connection with Requirements of Law or stock exchange rules and any disclosures to the parties’ Representatives on an as needed basis, in which case the party required to make the release or announcement shall allow the other parties (or any of their respective Affiliates) reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, it is understood that upon the Closing, each of the Seller and Buyer will make separate customary press releases regarding the Closing. Accordingly, the parties shall endeavor to agree upon the text of any such press releases in advance of their release.

7.5	Confidentiality; Non-Solicitation.

(a)       From and after the Closing Date, the Seller agrees that it will not, nor will it permit any of its Affiliates to, make use of, divulge or disclose to any third party (other than Buyer, or any agent or employee of Buyer) any Confidential Information related to the Company or any of its Subsidiaries, the Business or Buyer, other than in connection with Requirements of Law, unless (i) such information was or becomes generally available to the public other than as a result of a disclosure by the Seller or any of its Affiliates or (ii) such information was or becomes available to the Seller on a non-confidential basis from a source other than from Buyer or the Company and such source is not bound by a confidentiality obligation to Buyer or the Company.

(b)       For a period of two (2) years following the Closing Date, the Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly through another Person (i) solicit or encourage any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate, as applicable, or engage in any conduct or communications with any employee of the Company or any Affiliate thereof that directly or indirectly causes such employee to terminate their employment relationship with the Company or such Affiliate, except that the Seller may engage in general public advertisements and recruitment efforts not directed at employees of the Company or any Affiliate, to which the employees of the Company or its Affiliates may respond, (ii) hire any person who is or was an employee of the Company or an Affiliate thereof until one (1) year after such individual’s employment relationship with the Company or any such Affiliate has been terminated or (iii) solicit or encourage any Producer, customer, supplier, vendor, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, vendor, licensee or business relation, on the one hand, and the Company or its Affiliates, on the other hand.

7.6       Cooperation in Transition and Transfer of Data. Before and after the Closing, the Seller shall cooperate with and assist Buyer in any manner reasonably requested by Buyer to more effectively put Buyer in possession and control of the assets of the Company.

41

Without limiting the foregoing, the Seller shall transfer to Buyer all data and computer programs used in operating the Business and all data archived while operating the Business.

7.7	Assignments and Consents.

(a)       From and after the Closing, the Seller shall, and shall cause its Affiliates to, use their reasonable best efforts to assist Buyer in its efforts to assign, at or following the Closing, all Commission Rights to an Affiliate of Buyer designated by Buyer, including without limitation executing and delivering all Assignments of Commissions, notices, documents, other assignments or certificates reasonably requested by Buyer. Without limiting the foregoing, the Seller shall, on, or as soon as practicable after, the date of this Agreement prepare, execute and deliver to each of the Insurance Companies, one or more Assignments of Commissions assigning all Commission Rights to an Affiliate of Buyer designated by Buyer, and use reasonable efforts to obtain the countersignature of each Insurance Company acknowledging (or if required by the terms of the applicable Insurance Contract, consenting to) such assignment.

(b)       Without limitation of the foregoing, from and after the Closing, the Seller will use its reasonable best efforts to provide assistance to and cooperate with Buyer in its efforts to obtain the Consents and each of the following:

(i)        Fully executed Assignments of Commissions with respect to all Commission Rights due from each of Continental Assurance Company, Valley Forge Life Insurance Company and Continental Casualty Company (collectively, the “CNA Companies”) to Buyer or its designee, substantially in the form of Exhibit C-2 attached hereto, duly executed by each of such CNA Company and the Company (and/or any other party to an Insurance Contract with such CNA Company, including without limitation any Subsidiary or Affiliate of the Company), as assignor;

(ii)       Fully executed Assignments of Commissions with respect to all Commission Rights due from each of United Healthcare Insurance Company, PacifiCare Life & Health Insurance Company and PacifiCare Life Assurance Company (collectively, the “UHC Companies”) to Buyer or its designee, substantially in the form of Exhibit C-3 attached hereto, duly executed by each of such UHC Company and the Company (and/or any other party to an Insurance Contract with such UCH Company, including without limitation any Subsidiary or Affiliate of the Company), as assignor;

(iii)      Fully executed Assignments of Commissions with respect to all Commission Rights due from each of Monumental Life Insurance Company, Peoples Benefit Life Insurance Company, Life Investors Insurance Company of America and Transamerica Life Insurance Company (collectively, the “Aegon Companies”) to Buyer or its designee, substantially in the form of Exhibit C-4 attached hereto, duly executed by each of such Aegon Company and the Company (and/or any other party to an Insurance Contract with such Aegon

42

Company, including without limitation any Subsidiary or Affiliate of the Company), as assignor; and

(iv)      Fully executed Assignment(s) of Commissions with respect to all Commission Rights due from Blue Cross Blue Shield of Michigan (“BCBSM”) to Buyer or its designee, substantially in the form of Exhibit C-5 attached hereto, duly executed by BCBSM and the Company (and/or any other party to an Insurance Contract with BCBSM, including without limitation any Subsidiary or Affiliate of the Company), as assignor.

7.8       Severance Policies. For a period of one (1) year following the Closing Date, Buyer shall cause the Company to maintain the severance policies set forth in Schedule 7.8 with respect to all persons employed by the Company as of the Closing Date.

7.9       Escrow Agreement. If required in accordance with Section 3.2(c), on January 2, 2009, the parties shall enter into the Escrow Agreement.

7.10     Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request, for the purpose of carrying out the intent of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, of the following conditions:

8.1       Representations and Warranties. Each of the representations and warranties made by the Company and the Seller in this Agreement shall be true and correct in all material respects, other than those representations and warranties of the Company and the Seller contained herein that are qualified by materiality, which shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date, without taking into account any update of or modification to the Schedules made after the date of this Agreement.

8.2       Performance. The Seller and the Company shall have performed and complied with, in all respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Seller and the Company at or before the Closing.

8.3       No Material Adverse Change. Since the date of this Agreement, there shall not have been a Material Adverse Change or any event that is likely to result in a Material Adverse Change.

8.4       Closing Certificate. The Seller shall have delivered to Buyer a certificate of the Secretary or an Assistant Secretary of each of the Seller and the Company, as applicable, dated the Closing Date certifying that the conditions set forth in Sections 8.1, 8.2, and 8.3 have been satisfied.

43

8.5       Orders and Laws. There shall not be in effect on the Closing Date any Court Order, or Requirements of Law restraining, enjoining or otherwise making unadvisable, undesirable or illegal or prohibiting the consummation of any of the transactions contemplated by this Agreement or which otherwise could reasonably be expected to result in a material diminution of the benefits of the transactions contemplated by this Agreement, and there shall not be pending or threatened on the Closing Date any action or proceeding in, before or by any Governmental Body that could reasonably be expected to result in the issuance of any such Court Order or the enactment, promulgation or deemed applicability to Buyer, the Company, its Subsidiaries, the Business or the transactions contemplated by this Agreement of any such Requirements of Law.

8.6       Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Body necessary (as determined by Buyer, in its reasonable discretion) to permit Buyer, the Seller and the Company to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (other than those set forth on Schedule 8.6 but including, without limitation, those necessary for Buyer to exercise its right of set-off pursuant to Section 10.6), (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement, shall have occurred.

8.7       Third Party Consents. All consents to the performance by Buyer, the Seller and the Company of their obligations under this Agreement or to the consummation of the transactions contemplated hereby as are required under any Contract or License of Buyer or the Company or from any other Person other than those set forth on Schedule 8.7, (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

8.8       Licenses. All Licenses that are required to own and operate the assets of the Company and its Subsidiaries and to carry on the Business as now conducted shall remain in full force or have been transferred to or obtained by Buyer on terms and conditions no less favorable to Buyer than they are to the Company or the applicable Subsidiary.

8.9       Deliveries. The Seller shall have delivered to Buyer all documents and agreements to be delivered by the Seller at or prior to Closing including, without limitation, those set forth in Section 3.4.

8.10     Casualty. There shall not have occurred any damage, destruction or loss in excess of $10,000 to the assets of the Company or any of its Subsidiaries whether or not covered by insurance.

8.11     Affiliate Transactions. The Contracts and transactions required to be listed on Schedule 4.29, other than any Insurance Contracts, shall have been terminated, and Buyer shall have received evidence of such termination in form reasonably satisfactory to Buyer.

44

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the Seller under this Agreement shall, at the option of the Seller, be subject to the satisfaction, of the following conditions:

9.1       Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, other than those representations and warranties of Buyer contained herein that are qualified by materiality, which shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date.

9.2       Performance. Buyer shall have performed and complied with, in all respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

9.3       Officers’ Certificate. Buyer shall have delivered to the Seller a certificate of the Secretary or an Assistant Secretary of Buyer dated the Closing Date certifying that the conditions set forth in Sections 9.1 and 9.2 have been satisfied.

9.4       Orders and Laws. There shall not be in effect on the Closing Date any Court Order, law or regulation restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

9.5       Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Body necessary to permit Buyer, the Seller and the Company to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

9.6       Deliveries. Buyer shall have delivered to the Seller all documents and agreements to be delivered by Buyer at or prior to Closing, including, without limitation, those set forth in Section 3.3.

ARTICLE 10

INDEMNIFICATION

10.1     Indemnification by the Seller. The Seller will indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(a)       Any breach by the Seller or, prior to the Closing, the Company of any of their covenants in this Agreement;

45

(b)       Any failure of the Seller or, prior to the Closing, the Company to perform any of their obligations in this Agreement;

(c)       Any breach of any warranty or the inaccuracy of any representation of the Seller or the Company contained or referred to in this Agreement (including the Schedules referenced herein) or in any certificate delivered by or on behalf of the Seller or the Company, as applicable, pursuant hereto;

(d)       Any liability of the Company (x) incurred on or prior to the Closing Date and not reflected in the Financial Statements or (y) arising out of or related to transactions consummated, conditions existing or actions taken or actions required to be taken but not so taken on or prior to the Closing Date and not reflected in the Financial Statements;

(e)	Any Pre-Closing Taxes;

(f)        Any Legal Proceedings arising out of or related to conditions existing, actions take or actions required to be taken on or prior to the Closing Date, including, without limitation, the Legal Proceedings set forth on Schedule 4.22;

(g)       Any set off, counterclaim, defense or contractual exclusion asserted by any Insurance Company with respect to any payment otherwise due the Company or any of its Subsidiaries on the Commission Rights;

(h)       Indebtedness of the Company or any of its Subsidiaries that is not paid at or prior to the Closing;

(i)        Any failure of the Seller or, prior to the Closing, the Company to obtain the Consent;

(j)	Selling Expenses that are not paid at or prior to the Closing;

(k)       The failure of UIG of Texas, Inc. to be in good standing in the State of Texas;

(l)        The removal of any director or officer of the Company or any of its Subsidiaries prior to the Closing;

(m)      Any actions taken following the Closing by any officer of the Company or any of its Subsidiaries who was removed from his or her position as such prior to the Closing, other than actions taken by any such person in the ordinary course of business consistent with past practice;

(n)       Any fees, expenses or other payments incurred or owed by the Seller or the Company or any of its Subsidiaries (in each case as of the Closing Date) to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; or

46

(o)       The failure of any officer of the Company or any of its Subsidiaries who is a party to any Insurance Contract to execute an Assignment of Commission for such Insurance Contract.

10.2     Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(a)       any breach by Buyer of any of its covenants or agreements in this Agreement;

(b)       any failure by Buyer to perform any of its obligations in this Agreement;

(c)       any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement (including the Schedules referenced therein) or in any certificate delivered by or on behalf of Buyer pursuant hereto; or

(d)       any fees, expenses or other payments incurred or owed by Buyer to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement.

10.3     Survival of Representations and Warranties; Limitations. The representations and warranties of Buyer, the Seller and the Company contained in this Agreement shall survive the Closing, subject to the limitations in this Section 10.3. Notwithstanding anything set forth herein to the contrary, the limitations in this Section 10.3 shall not apply to any claims for actual fraud or knowing, willful or intentional breaches.

(a)       Time Limitations. Except as set forth in paragraph (b) below, no party shall have any liability (for indemnification or otherwise) under this Agreement for a breach of any representation or warranty unless such party is given notice asserting a claim with respect thereto and specifying the factual basis of the claim and extent of the Losses and Expenses in reasonable detail, to the extent then known or available, on or before the second anniversary of the Closing Date. Notwithstanding the foregoing, no Buyer Group Member shall assert any claim for a breach of any representation or warranty (other than any Fundamental Representation or Major Representation) for so long as the only portion of the Purchase Price that has been paid is the Initial Purchase Price.

(b)       Exceptions to Time Limitations. The representations and warranties contained in Sections 4.1(a)(i) and (b)(i) (Organization; Qualification; Good Standing), 4.2(a)(i) (Authorization for Agreement), 4.3 (Enforceability), 4.4(a), (b) and (d) (Capitalization; Subsidiaries and Affiliates), 4.5 (Matters Affecting Shares; Title to Shares), 4.37 (Brokers), 5.1 (Organization of Buyer), 5.2 (Authority of Buyer) and 5.4 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely. The representations and warranties contained in Sections 4.10 (Taxes) and 4.18 (Benefit Plans) shall survive the Closing for until 30 days after the expiration of the applicable statute of limitations including any suspensions, tollings or extensions thereof. The representations and warranties contained in Section 4.20 (Environmental Matters) shall

47

survive for a period of five years from the Closing Date. All covenants and agreements contained in this Agreement will survive the Closing Date in accordance with their terms.

(c)       Dollar Limitations - Minimum. The Seller shall not be required to provide indemnification to any Buyer Group Member pursuant to Section 10.1(c) unless the aggregate amount of Losses and Expenses incurred by the Buyer Group Members pursuant to such provision exceeds $285,000 in the aggregate (the “Basket”), in which case the Buyer Group Members shall be entitled to recover for all Losses and Expenses so identified without regard to the Basket. The Buyer shall not be required to provide indemnification to any Seller Group Member pursuant to Section 10.2(c) unless the aggregate amount of Losses and Expenses incurred by the Seller Group Members pursuant to such provision exceeds the Basket, in which case the Seller Group Members shall be entitled to recover for all Losses and Expenses so identified without regard to the Basket.

(d)       Dollar Limitations - Maximum. The aggregate maximum liability of the Seller for any Losses and Expenses under Section 10.1(c) shall be an amount equal to thirty percent (30%) of the aggregate of all amounts paid to the Seller pursuant to the terms of this Agreement and the Seller Note as of the date on which a claim with respect thereto is resolved (the “Indemnity Cap”). The aggregate maximum liability of the Buyer for any Losses and Expenses under Section 10.2(c) shall be an amount equal to the Indemnity Cap.

(e)       Exceptions to the Dollar Limitations. In no event shall the Basket or the Indemnity Cap apply to any claims for Losses or Expenses incurred in connection with the breach or inaccuracy of any of the Fundamental Representations or any of the Major Representations.

(f)        Solely for purposes of calculating the amount of any Losses and Expenses owing under Section 10.1(c) and Section 10.2(c) resulting from a breach of any representations and warranties that are qualified by “Material Adverse Change;” “material” “materiality” and/or similar materiality qualifiers, all amounts of indemnifiable Losses and Expenses actually suffered or incurred to the extent arising from a breach of such representation and warranty shall be counted and not only those amounts in excess of the relevant materiality threshold required for a breach of the relevant representation or warranty.

(g)       The Buyer Group Members shall be entitled to rely upon, and shall be deemed to have relied upon, all representations and warranties of the Company and the Seller set forth in this Agreement, and all covenants of the Company and the Seller set forth in this Agreement, and, except as otherwise provided in Section 6.9(b), the rights of the Buyer Group Members under this Article 10 shall not be affected by (i) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the Company and/or the Seller, (ii) subject to Section 6.9, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance

48

of or compliance with any covenant, agreement, undertaking or obligation or (iii) the Closing hereunder.

10.4	Indemnification Procedures.

(a)       Any Person making a claim for indemnification pursuant to Article 10 (an “Indemnified Party”) must give the Person from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim describing such claim and the nature and amount of such Losses (to the extent that the nature and amount of such Losses is known at such time) (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a Governmental Body or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations to indemnify, except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

(b)       With respect to the defense of any Proceeding against or involving an Indemnified Party in which the Governmental Body or other third party in question seeks only the recovery of a sum of money for which indemnification is provided, at its option an Indemnifying Party may assume control of such defense and appoint as lead counsel of such defense legal counsel selected by the Indemnifying Party and reasonably acceptable to Indemnified Party.

(c)       The Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided that, notwithstanding the foregoing, the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense pursuant to Section 10.4(b). If the Indemnifying Party assumes the defense of a claim, it will be conclusively established for purposes of this Agreement that such claim is within the scope of and subject to indemnification hereunder. Notwithstanding any provision herein to the contrary, the Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if

(i)        the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding,

(ii)       the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim, or

49

(iii)      the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such claim and provide indemnification with respect to such claim.

(d)       The Indemnifying Party will not (i) enter into any settlement of any claim or Proceeding that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or (ii) cease to defend any claim or Proceeding which such party is defending in accordance with the provisions of this Article 10 without first obtaining the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

10.5     Treatment of Indemnification Payments. Amounts paid to or on behalf of Buyer, the Company or the Seller, as indemnification hereunder shall be treated as adjustments to the Purchase Price.

10.6     Payment. Any payment pursuant to a claim for indemnification under Section 10.1(i) shall be satisfied out of the Escrow Amount. In the event that no Escrow Amount exists or the amount of Losses and Expenses in respect of any such claim exceeds the Escrow Amount, such Losses and Expenses shall be satisfied by the Seller pursuant to the terms of this Article 10. Any payment pursuant to a claim for indemnification shall be made not later than ten (10) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim. Any payment to be made to an Indemnified Party in connection with a resolved Proceeding which is not made when due shall bear interest at the Applicable Interest Rate. The Applicable Interest Rate shall be adjusted on the first of each month and interest shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees) incurred in seeking to collect such Losses, Expenses and interest. Buyer shall have the right to set off the amount of any indemnity or other obligation of the Seller against any amount that is due from any Buyer Group Member to any Seller Group Member, including any amounts due under this Agreement; provided, that in the absence of fraud, Buyer shall not have any right to set off with respect to the Initial Purchase Price or the first $6,000,000 payable under the Seller Note.

10.7     Exclusive Remedy. Any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby or otherwise in respect of the status, operations, condition or ownership of the Company, the Business or properties on or prior to the Closing Date must be brought by either party in accordance with the provisions and applicable limitations of this Article 10, which in the absence of actual fraud shall constitute the sole and exclusive remedy of all parties, their Affiliates, successors and assigns for any such claim or cause of action.

ARTICLE 11

GENERAL PROVISIONS

50

11.1     Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

If to Buyer, to:	LTC Global, Inc.

33 North Central Avenue, Suite 317

Medford, Oregon 97501

Attention: Daniel Schmedlen, Esq.

With a copy to:	Nixon Peabody LLP

437 Madison Avenue

New York, NY 10022

Attention: Roger Berg, Esq.

If to the Seller, to:	Penn Treaty American Corporation

3440 Lehigh Street

Allentown, Pennsylvania 18103

Attention: Jane Bagley, Esq.

With a copy to:	Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103

Attention: Justin P. Klein, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto.

11.2	Successors and Assigns.

(a)       Buyer may assign or otherwise transfer all or any portion of its rights under this Agreement without the prior consent of the Seller. The Seller shall not assign its rights nor delegate its obligations under this Agreement without Buyer’s prior written consent.

(b)       This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and their successors and permitted assigns any right, remedy or claim under or by reason of this Agreement, other than with respect to the Buyer Group Members and the Seller Group Members, Article 10 hereof.

11.3     Entire Agreement; Amendments. All Schedules referred to herein (including, but not limited to, any Schedules that are delivered separately and not attached

51

hereto) are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement. This Agreement, the Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Letter of Intent dated September 4, 2008 between the Seller and Buyer. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

11.4     Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

11.5     Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement, as to any party, only if it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.6     Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.7     Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

11.8     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

11.9     Payment of Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation and execution of

52

this Agreement and the closing of the transactions contemplated hereby and all such expenses of the Company shall be paid by the Seller.

11.10   No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

[signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

BUYER:	LTC GLOBAL, INC.

By: /s/Thomas A. Skiff
Thomas A. Skiff
Chief Executive Officer
THE COMPANY:	UNITED INSURANCE GROUP AGENCY, INC.

By: /s/William W. Hunt
Name: William W. Hunt
Its:	Chairman of the Board
THE SELLER:	PENN TREATY AMERICAN CORPORATION

By: /s/William W. Hunt
Name: William W. Hunt
Its:	President and CEO

53